Exhibit 10.6

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AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of December 13, 2019

by and among

MEDIACO HOLDING INC.

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS BORROWERS,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Term Lenders,

and

GACP FINANCE CO., LLC,

as Term Agent

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TABLE OF CONTENTS

ARTICLE I. THE TERM LOAN		2
1.1	Amount of the Term Loan; Protective Overadvances	2
1.2	Evidence of Term Loan; Term Notes	2
1.3	Interest	3
1.4	Loan Accounts	3
1.5	Optional Prepayments of the Term Loan	4
1.6	Mandatory Repayments and Prepayments of the Term Loan	4
1.7	Fees	6
1.8	Payments by the Borrowers	7
1.9	Return of Payments; Procedures	8

ARTICLE II. CONDITIONS PRECEDENT		9

ARTICLE III. REPRESENTATIONS AND WARRANTIES		12

3.1	Corporate Existence and Power	12
3.2	Corporate Authorization; No Contravention	12
3.3	Governmental and Third Party Authorization	13
3.4	Binding Effect	13
3.5	Litigation	13
3.6	No Default	13
3.7	ERISA Compliance and Foreign Benefit Plans	14
3.8	Use of Proceeds; Margin Regulations	14
3.9	Ownership of Property; Liens	14
3.10	Taxes	14
3.11	Financial Condition	15
3.12	Environmental Matters	16
3.13	Regulated Entities	17
3.14	Solvency	17
3.15	Labor Relations	17
3.16	Intellectual Property	17
3.17	Brokers’ Fees; Transaction Fees	17
3.18	Insurance	17
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	18
3.20	Jurisdiction of Organization; Chief Executive Office	18
3.21	Locations of Inventory, Equipment and Books and Records	18
3.22	Deposit Accounts and Other Accounts	18
3.23	Government Contracts and Material Contracts	18
3.24	Customer Relations	18
3.25	Bonding	18
3.26	Full Disclosure	19
3.27	Foreign Assets Control Regulations and Anti-Money Laundering	19
3.28	Patriot Act	19
3.29	Collateral Documents, Etc.	20
3.30	Beneficial Ownership Certification	20

ARTICLE IV. AFFIRMATIVE COVENANTS		20
4.1	Financial Statements	20
4.2	Certificates; Other Information	21
4.3	Notices	23

i

4.4	Preservation of Corporate Existence, Etc.	25
4.5	Maintenance of Property	25
4.6	Insurance	26
4.7	Performance of Obligations	26
4.8	Compliance with Laws	27
4.9	Inspection of Property and Books and Records; Field Exams; Appraisals	27
4.10	Use of Proceeds	28
4.11	Cash Management Systems	28
4.12	Landlord and Bailee Agreements	28
4.13	Further Assurances	29
4.14	Environmental Matters	30
4.15	Leases	30
4.16	Senior Ranking	30
4.17	Foreign Pension Plans and Benefit Plans	30
4.18	FCC License Subsidiaries	30
4.19	Post-Closing Obligations	31

ARTICLE V. NEGATIVE COVENANTS		31
5.1	Limitation on Liens	31
5.2	Disposition of Assets	31
5.3	Consolidations and Mergers	32
5.4	Acquisitions; Loans and Investments	32
5.5	Limitation on Indebtedness	33
5.6	Employee Loans and Transactions with Affiliates	35
5.7	Margin Stock; Use of Proceeds	35
5.8	Contingent Obligations	35
5.9	Compliance with ERISA	36
5.10	Restricted Payments	36
5.11	Change in Business	37
5.12	Change in Structure; Foreign Subsidiaries	37
5.13	Changes in Accounting, Name or Jurisdiction of Organization	37
5.14	Amendments to Certain Indebtedness Documents; Management Agreement	38
5.15	No Burdensome Agreements	38
5.16	OFAC; Patriot Act	38
5.17	Sale-Leasebacks	38
5.18	Hazardous Materials	38
5.19	Guaranty Under Material Indebtedness Agreement	38
5.21	Loan to Value Covenant	39
5.22	Financial Covenants	39

ARTICLE VI. EVENTS OF DEFAULT		39
6.1	Events of Default	39
6.2	Remedies	42
6.3	Rights Not Exclusive	42

ARTICLE VII. TERM AGENT		42
7.1	Appointment and Duties	42
7.2	Binding Effect	43
7.3	Use of Discretion	44

7.4	Delegation of Rights and Duties	44
7.5	Reliance and Liability	44
7.6	Term Agent Individually	46
7.7	Term Lender Credit Decision	46
7.8	Expenses; Indemnities; Withholding	47
7.9	Resignation	48
7.10	Release of Collateral or Borrowers	48

ARTICLE VIII. MISCELLANEOUS		49
8.1	Amendments and Waivers	49
8.2	Notices	51
8.3	Electronic Transmissions	51
8.4	No Waiver; Cumulative Remedies	52
8.5	Costs and Expenses	53
8.6	Indemnity	53
8.7	Marshaling; Payments Set Aside	54
8.8	Successors and Assigns	54
8.9	Assignments and Participations; Binding Effect	55
8.10	Non-Public Information; Confidentiality	57
8.11	Set-off; Sharing of Payments	59
8.12	Counterparts; Facsimile Signature	60
8.13	Severability	60
8.14	Captions	60
8.15	Independence of Provisions	60
8.16	Interpretation	60
8.17	No Third Parties Benefited	60
8.18	Governing Law and Jurisdiction	60
8.19	Waiver of Jury Trial	61
8.20	Entire Agreement; Release; Survival	62
8.21	Patriot Act	62
8.22	Additional Waivers	62
8.23	Creditor-Debtor Relationship	64
8.24	Actions in Concert	64
8.25	Agency of the Borrower Representative for Each Other Borrower	64
8.26	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	64

ARTICLE IX. TAXES, YIELD PROTECTION AND ILLEGALITY		65
9.1	Taxes	65
9.2	Increased Costs and Reduction of Return	68
9.3	Certificates of Term Lenders	68
9.4	Effect of Benchmark Transition Event	69

ARTICLE X. DEFINITIONS; OTHER INTERPRETIVE PROVISIONS		69
10.1	Defined Terms	69
10.2	Other Interpretive Provisions	98
10.3	Accounting Terms and Principles	99
10.4	Payments	99
10.5	Divisions	99
10.6	Amendment and Restatement	100

EXHIBITS

Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 4.2(c)	Form of Borrowing Base Certificate
Exhibit 10.1(a)	Form of Assignment
Exhibit 10.1(b)	Form of Term Note

SCHEDULES

Schedule 1.1	Term Loan Commitments
Schedule 3.5	Litigation
Schedule 3.7	Benefit Plans
Schedule 3.9	Ownership of Property; Liens
Schedule 3.12(e)	Environmental Matters
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.17	Brokers’ Fees; Transaction Fees
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Inventory, Equipment and Books and Records
Schedule 3.22	Deposit Accounts and Other Accounts
Schedule 3.23	Government Contracts and Material Contracts
Schedule 3.24	Customer and Trade Relations
Schedule 3.25	Bonding
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.5(j)	Emmis Contributed Accounts
Schedule 5.6	Transactions with Affiliates
Schedule 5.8	Contingent Obligations
Schedule 8.2	Addresses for Notices

AMENDED AND RESTATED TERM LOAN AGREEMENT

This AMENDED AND RESTATED TERM LOAN AGREEMENT (including all exhibits hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of December 13, 2019, by and among MEDIACO HOLDING INC., an Indiana corporation (“MediaCo”), MEDIACO WQHT LICENSE LLC, an Indiana limited liability company (“MediaCo WQHT”) and MEDIACO WBLS LICENSE LLC, an Indiana limited liability company (“MediaCo WBLS”), FMG Kentucky, LLC, a Delaware limited liability company (“FMG Kentucky”) and FMG Valdosta, LLC, a Delaware limited liability company (“FMG Valdosta”) the other Persons party hereto that are designated as “Borrowers” (collectively with MediaCo, MediaCo WQHT, MediaCo WBLS, FMG Kentucky and FMG Valdosta, the “Borrowers” and each a “Borrower”), GACP FINANCE CO., LLC, a Delaware limited liability company (in its individual capacity, “GACP”), as administrative agent and collateral agent (in such capacities, the “Term Agent”) for the financial institutions from time to time party to this Agreement (collectively, the “Term Lenders” and individually each a “Term Lender”) and for itself, and the Term Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Term Lenders and the Term Agent wish to amend and restate that certain Term Loan Agreement, dated as of November 25, 2019 (the “Original Closing Date”) (as amended or modified prior to the effectiveness hereof, the “Existing Credit Agreement”), to which certain of the Borrowers and certain of the Term Lenders are subject. The Borrowers, the Term Lenders and the Term Agent have agreed to amend and restate the Existing Credit Agreement pursuant to the terms hereof;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrowers outstanding thereunder, which shall be payable in accordance with the terms hereof;

WHEREAS, it is also the intent of the Borrowers to confirm that all obligations under the Existing Credit Agreement and “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall constitute in full force and effect as modified and/or restated hereby and that, from and after the Effective Date, all references to the “Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;

WHEREAS, the Borrowers have requested, and the Term Lenders have agreed to make available to the Borrowers, certain Additional Term Loan facilities to (a)  finance the Billboard Acquisition (as defined herein) and (b) fund certain fees and expenses, in each case, as provided herein; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

THE TERM LOAN

1.1           Amount of the Term Loan; Protective Overadvances.

(a)            Term Loan.

(i)                 Initial Term Loan. Prior to the Effective Date, certain term loans were previously made to the Borrowers under the Existing Credit Agreement which remain outstanding as of the Effective Date (such outstanding loans being hereinafter referred to as the “Initial Term Loans”). Subject to the terms and conditions of this Agreement, the Borrowers and each Term Lender agree that on the Effective Date the Initial Term Loans shall be re-evidenced as loans under this Agreement, and the terms of the Initial Term Loans shall be restated in their entirety and shall be evidenced by this Agreement. Any amount borrowed under this Section 1.1(a) and subsequently repaid or prepaid may not be reborrowed. Unless an earlier maturity is provided for hereunder, all Initial Term Loans shall mature and be due and payable on the Termination Date.

(ii)               Additional Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers contained herein, each Term Lender with an Additional Term Loan Commitment severally and not jointly agrees to make a single term loan to the Borrowers (such loan, the “Additional Term Loan”) on the Effective Date in an aggregate principal amount equal to such Term Lender’s Pro Rata Percentage of an amount equal to the lesser of (x) the Additional Term Loan Commitment and (y) the sum of (A) the Billboard Borrowing Base and (B) any excess availability in respect of the Radio Borrowing Base, in each case, as of such date (based upon the Borrowing Base Certificate delivered by the Borrowers to Term Agent on the Effective Date). Upon such Term Lender’s making of its portion of the Additional Term Loan, the Additional Term Loan Commitment of such Term Lender shall be terminated automatically in full. The Additional Term Loan shall deemed to be an “Incremental Term Loan” (as defined in the Existing Credit Agreement). Any portion of the Additional Term Loan repaid or prepaid may not be reborrowed. Notwithstanding anything to the contrary herein, from and after the Effective Date, the Initial Term Loan and the Additional Term Loan of each Term Lender shall be combined into a single “Term Loan” made by such Term Lender for all purposes hereunder.

(b)            [Reserved].

(c)            [Reserved].

(d)            Protective Overadvances. Notwithstanding anything to the contrary contained in this Agreement, the Term Agent may require the Term Lenders to make advances (a “Protective Overadvance”) so long as the Term Agent determines, in its sole discretion, such Protective Overadvance necessary or desirable to preserve or protect any Collateral, or to enhance the collectability or repayment of Obligations, or to pay any other amounts chargeable to Borrowers under any Loan Documents, including costs, fees and expenses. If a Protective Overadvance is made pursuant to the preceding sentence, then each Term Lender shall be obligated to make such Protective Overadvance based upon its Pro Rata Percentage thereof. All Protective Overadvances shall (i) bear interest at the default rate under Section 1.3(c), (ii) be due and payable upon demand of the Term Agent or of the Required Lenders, and (iii) constitute Obligations hereunder and be secured by the Collateral. Any Protective Overadvances made under this clause (d) shall be made by the Term Agent as determined by the Term Agent in its sole discretion.

1.2           Evidence of Term Loan; Term Notes. The portion of the Term Loan made by each Term Lender is evidenced by this Agreement and, if requested by such Term Lender, a Term Note payable to such Term Lender in an amount equal to such Term Lender’s Term Loan.

1.3           Interest.

(a)            Subject to Sections 1.3(c) and 9.4, the Term Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR plus the Applicable Margin. Each determination of an interest rate by the Term Agent shall be conclusive and binding on the Borrowers and the Term Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)            Interest on the Term Loan shall be paid in cash in arrears on each Interest Payment Date. Interest shall also be paid in cash on the date of any payment or prepayment of the Term Loan (on the amount so paid or prepaid) and on the Termination Date.

(c)            At the election of the Term Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 6.1(f) or 6.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Term Loan under the Loan Documents from and after the occurrence of such Event of Default at a rate per annum which is determined by adding three percent (3.00%) per annum to the interest rate then in effect. All such interest shall be payable on demand of the Term Agent or the Required Lenders.

1.4           Loan Accounts.

(a)            The Term Agent, on behalf of the Term Lenders, shall record on its books and records the amount of the Term Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Term Agent shall deliver to the Borrower Representative, at the reasonable request of the Borrower Representative, a loan statement setting forth such record for the period so requested. Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loan made by the Term Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Term Note) to pay any amount owing with respect to the Term Loan or provide the basis for any claim against the Term Agent or any Term Lender.

(b)            The Term Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 8.2 (or at such other address as the Term Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which the Term Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Term Agent and each Term Lender in the Term Loan and any assignment of any such interest or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Term Lenders (and each change thereto pursuant to Section 8.9), (2) the outstanding amount of the Term Loan, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Term Agent from any Borrower and its application to the Obligations.

(c)            The Borrowers, the Term Agent and the Term Lenders shall treat each Person whose name is recorded in the Register as a Term Lender for all purposes of this Agreement so long as, with respect to assignments, any such assignment is recorded in accordance with Section 8.9(c). Information contained in the Register with respect to any Term Lender shall be available for access by the Borrower Representative during normal business hours and from time to time upon at least one Business Day’s prior notice. No Term Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Term Lender unless otherwise agreed by the Term Agent.

1.5           Optional Prepayments of the Term Loan.

(a)            Optional Prepayments. The Borrowers may, upon prior written notice to the Term Agent from the Borrower Representative, at any time or from time to time voluntarily prepay the Term Loan in whole or in part; provided that (i) such notice must be received by the Term Agent not later than 4:00 p.m., New York time, two (2) Business Days prior to any date of prepayment of any portion of the Term Loan, and (ii) such prepayment shall be accompanied by interest on the amount so prepaid and any related Early Termination Fee. Any amounts prepaid pursuant to this Section 1.5 in respect of the principal amount of the Term Loan shall be applied to the principal repayment installments thereof in inverse order of maturity.

(b)            Notice. Once provided, any notice of a prepayment of the Term Loan shall be revocable by the Borrower Representative to the extent repayment is contingent upon receipt of proceeds from a financing, and the Term Agent will promptly notify each applicable Term Lender thereof and of such Term Lender’s Pro Rata Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.5, the Borrowers shall pay any related Early Termination Fee.

1.6           Mandatory Repayments and Prepayments of the Term Loan.

(a)            Repayment of the Term Loan. Beginning with the Fiscal Quarter ending December 31, 2019 and on the last day of each calendar quarter thereafter (or, if such date is not a Business Day, on the immediately preceding Business Day), the Borrowers shall make quarterly payments of principal on the Term Loans in an amount equal to one and one quarter percent (1.25%) of the initial aggregate principal amount of the Term Loans.

(b)            Certain Prepayment Events. If at any time or from time to time:

(i)                 a Loan Party or any of its Subsidiaries shall make Dispositions (other than a Disposition permitted by Section 5.2(a), (b), (c) or (e)) in excess of $500,000 in the aggregate in any Fiscal Year; or

(ii)               a Loan Party or any of its Subsidiaries shall suffer Events of Loss in excess of $500,000 in the aggregate in any Fiscal Year; or

(iii)              a Loan Party or any of its Subsidiaries shall issue or incur Indebtedness (other than Permitted Indebtedness, but excluding Permitted Indebtedness permitted by Section 5.5(h)); or

(iv)              a Change in Control shall occur;

(the events described in clauses (i) through (iv) of this clause (b) being collectively referred to herein as “Prepayment Events”),

then (A) the Borrower Representative shall promptly notify the Term Agent in writing of such Prepayment Event (including the amount of the estimated Net Proceeds to be received by a Loan Party and/or such Subsidiary in respect thereof) and (B) within two (2) Business Days (or immediately in the case of any issuance or incurrence of Indebtedness that is not Permitted Indebtedness or the issuance of equity interests or a Change in Control, as the case may be), after receipt by a Loan Party and/or such Subsidiary of any Net Proceeds of such Prepayment Event, the Borrower Representative shall deliver, or cause to be delivered, an amount equal to such Net Proceeds to the Term Agent for distribution to the Term Lenders as a prepayment of the Term Loan, which prepayment shall be applied in accordance with Section 1.8(c)(i) or Section 1.8(c)(ii), as the case may be; provided, however, that the Loan Parties shall be permitted to replace, repair, restore or rebuild the assets subject to an Event of Loss or replace or purchase assets in the case of a Disposition, provided that (i) no Event of Default has occurred and is continuing and (ii)  any such Net Proceeds arising from such Event of Loss or Disposition not used to so replace or purchase assets following such Disposition, or replace, repair, restore or rebuild the Collateral subject to such Event of Loss, as the case may be, within 180 days (or within ninety (90) days after being committed if committed to be reinvested within such 180 day period) after the receipt of such Net Proceeds shall be applied to the prepayment of the Term Loan in accordance with Section 1.8(c)(i) or Section 1.8(c)(ii), as the case may be. All prepayments of the principal amount of the Term Loan from events described in this Section 1.6(b) shall be accompanied by interest and any related Early Termination Fee.

(c)            Loan to Value Default. If the Borrowers fail to comply with the covenant set forth in Section 5.21, then the Borrower Representative shall promptly, upon knowledge thereof, notify the Term Agent in writing of such failure and shall promptly deliver, or cause to be delivered, to the Term Agent for distribution to the Term Lenders as a prepayment of the Term Loan, an amount that is sufficient (after being applied in accordance with Section 1.8(c)(i) or Section 1.8(c)(ii), as the case may be) to cause the Borrowers to be in compliance with the covenant set forth in Section 5.21. All prepayments of the principal amount of the Term Loan pursuant to this Section 1.6(c) shall be accompanied by interest and any related Early Termination Fee.

(d)            Excess Cash Flow. Commencing with the Fiscal Year ending December 31, 2020, within five (5) Business Days after financial statements have been delivered pursuant to Section 4.1(a) and the related Compliance Certificate has been delivered pursuant to Section 4.2(b), the Borrowers shall prepay the Term Loan as hereafter provided in an aggregate amount equal to 50% of Excess Cash Flow for the Fiscal Year covered by such financial statements less the amount of any voluntary prepayments made on the Term Loan during such Fiscal Year. For the avoidance of doubt, any prepayments of the principal amount of the Term Loan pursuant to this Section 1.6(d) shall not be subject to the Early Termination Fee.

(e)            No Implied Consent or Waiver of Default. Provisions contained in this Section 1.6 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Term Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents or waiver of any Default or Event of Default.

1.7           Fees.

(a)            Fee Letter. The Borrowers shall pay to the Term Agent, for its own account or for the account of any other Person entitled thereto (as applicable), in Dollars, fees in the amounts and at the times specified in the Fee Letter.

(b)            [Reserved].

(c)            Early Termination Fee.

(i)                 In the event that, at any time on or prior to the third anniversary of the Original Closing Date, either the Borrowers prepay or repay (whether voluntarily or mandatorily), or are required to prepay or repay, the Term Loan in whole or in part, as a result of an acceleration of the Obligations after the occurrence of an Event of Default, as a result of an occurrence of a Prepayment Event set forth in Section 1.6(b), a mandatory prepayment required by Section 1.6(c), as a result of the occurrence of a Change in Control, or as a result of any refinancing of the Obligations (such prepayment or required prepayment, or commitment reduction or termination, as the case may be, an “Early Termination Fee Event”), then, on the date of such Early Termination Fee Event, the Borrowers shall pay an early termination fee (the “Early Termination Fee”) to the Term Agent, for the ratable benefit of the applicable Term Lenders, in an amount equal to (A) at any time on or prior to the first anniversary of the Original Closing Date, the Make-Whole Amount, (B) at any time after the first anniversary of the Original Closing Date but on or prior to the second anniversary of the Original Closing Date, two percent (2.00%) of the amount of the Term Loan so prepaid or repaid or required to be prepaid or repaid, as the case may be, or (C) at any time after the second anniversary of the Original Closing Date but on or prior to the third anniversary of the Original Closing Date, one percent (1.00%) of the amount of the Term Loan so prepaid or repaid or required to be prepaid or repaid, as the case may be.

(ii)               All parties to this Agreement agree and acknowledge that the Term Lenders will have suffered damages on account of the Early Termination Fee Event and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Term Lenders on account thereof. The Early Termination Fee shall be earned and due and payable upon the earlier of the date any prepayment or repayment is made or is required to be made, or the date of such commitment reduction or termination, as the case may be. Anything to the contrary contained herein notwithstanding, with respect to Events of Loss and Dispositions (A) for the purposes of calculating the amount of the Early Termination Fee that is due and payable in connection therewith, the Term Loan shall be deemed to have been repaid on the date of the Prepayment Event, and (B) the Early Termination Fee shall be earned in full on the date of the Prepayment Event and due and payable when the Term Loan is repaid with the proceeds of such Event of Loss or Disposition.

(iii)             Without limiting the generality of the foregoing, it is understood and agreed that if the Term Loan and the related Obligations are accelerated for any reason, including because of default or the commencement of any Insolvency Proceeding or by operation of law or otherwise, the Early Termination Fee, if any, determined as of the date of acceleration will be due and payable as though the Term Loan was voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Term Lender’s lost profits as a result thereof. The Borrowers agree that payment of any Early Termination Fee due hereunder is reasonable under the circumstances currently existing. The Early Termination Fee, if any, shall also be payable in the event the Obligations (and/or the Term Loan Agreement or the Term Notes evidencing the Obligations) are satisfied or released by disposition of Collateral, foreclosure (whether by power of judicial proceeding or otherwise), agreement or deed in lieu of foreclosure or by any other means. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EARLY TERMINATION FEE IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE TERM LOAN AND THE RELATED OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR PURSUANT TO A PLAN OF REORGANIZATION. The Borrowers expressly agree that: (A) the Early Termination Fee is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Early Termination Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Term Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Early Termination Fee; and (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers expressly acknowledge that their agreement to pay the Early Termination Fee to the Term Lenders as herein described is a material inducement to the Term Lenders to make the Term Loan.

1.8           Payments by the Borrowers.

(a)            All payments (including prepayments) to be made by each Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, and shall, except as otherwise expressly provided herein, be made to the Term Agent (for the ratable account of the Persons entitled thereto) and shall be made in Dollars and by wire transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 4:00 p.m. (New York time) on the date due. Any payment which is received by the Term Agent later than 4:00 p.m. (New York time) may in the Term Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            If any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made, and shall be deemed to be due, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)            (i) Subject to Section 1.8(c)(ii), all payments received by the Term Agent and the Term Lenders in respect of any Obligation shall be applied to the Obligations as follows:

first, to the payment of any Protective Overadvance funded by the Term Agent or any Term Lender;

second, to payment of interest, fees (including, without limitation, any Early Termination Fee), costs and expenses and any other amounts then due and payable by the Borrowers under this Agreement and the other Loan Documents;

third, to payment of the principal of the Term Loan;

fourth, any remainder shall be for the account of the Borrowers or whoever may be lawfully entitled thereto.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Term Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Percentage of amounts available to be applied.

(ii)               Notwithstanding any provision herein to the contrary, (A) during the continuance of an Event of Default, the Term Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by the Term Agent and the Term Lenders in respect of any Obligation in accordance with clauses first through sixth below, and (B) without limiting the foregoing, all amounts collected or received by the Term Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, pro rata, to the payment of any Protective Overadvance funded by the Term Agent or any Term Lender and fees, costs and expenses, including Attorney Costs, of the Term Agent payable or reimbursable by the Borrowers under the Loan Documents;

second, to payment of Attorney Costs of the Term Lenders payable or reimbursable by the Borrowers under this Agreement (subject to any limitations set forth herein (including Section 8.5));

third, to payment of all accrued unpaid interest on the Obligations and fees (including, without limitation, any Early Termination Fee) owed to the Term Agent and the Term Lenders;

fourth, to payment of principal of the Term Loan;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of the Borrowers or whoever may be lawfully entitled thereto.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Term Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Percentage of amounts available to be applied.

1.9           Return of Payments; Procedures.

(a)            Return of Payments.

(i)                 If the Term Agent pays an amount to a Term Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Term Agent from the Borrowers and such related payment is not received by the Term Agent, then the Term Agent will be entitled to recover such amount from such Term Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)               If the Term Agent determines at any time that any amount received by the Term Agent under this Agreement or any other Loan Document must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Term Agent will not be required to distribute any portion thereof to any Term Lender. In addition, each Term Lender will repay to the Term Agent on demand any portion of such amount that the Term Agent has distributed to such Term Lender, together with interest at such rate, if any, as the Term Agent is required to pay to the Borrowers or such other Person, without setoff, counterclaim or deduction of any kind, and the Term Agent will be entitled to set-off against future distributions to such Term Lender any such amounts (with interest) that are not repaid on demand.

(b)            Procedures. The Term Agent is hereby authorized by each Borrower and each Secured Party to establish reasonable procedures (and to amend such procedures in a reasonable manner from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, the Term Agent is hereby authorized to establish reasonable procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

ARTICLE II.

CONDITIONS PRECEDENT

2.1           The obligation of each Term Lender to make its portion of the Additional Term Loan on the Effective Date is subject to satisfaction or waiver of the following conditions in a manner reasonably satisfactory to the Term Agent:

(a)            Loan Documents. The Term Agent shall have received on or before the Effective Date, each in form and substance reasonably satisfactory to the Term Agent, this Agreement, a Term Note for each Term Lender requesting a Term Note, the Fee Letter, the Collateral Documents (other than the Control Agreements and Mortgages, if any), the Escrow Agreement and certificates evidencing any certificated Stock being pledged thereunder, together with undated Stock powers executed in blank, and all other Loan Documents, each duly executed by the applicable parties thereto;

(b)            Payment Direction Letter; Funds Flow Memorandum; Etc. The Term Agent shall have received a letter of direction from the Borrower Representative directing where the proceeds of the Additional Term Loan are to be made and attaching a funds-flow memorandum setting forth the sources and uses of such proceeds, which funds-flow memorandum shall be in form and substance reasonably satisfactory to the Term Agent (the “Funds Flow Memorandum”) and shall contain the details of how funds from each source are to be transferred to particular uses and the wire transfer instructions for the particular uses of such funds. The Borrower Representative shall have identified, in writing, not later than five (5) Business Days prior to the Effective Date (or such shorter period as agreed by the Term Agent in its sole discretion), each Person (other than any Borrower) that will directly receive proceeds of the Additional Term Loan to be made on the Effective Date and the Term Agent shall have received such information required by the Term Agent or any Term Lender under its “know your customer” compliance procedures with respect to each such Person;

(c)            No Material Adverse Change. Since August 31, 2019 no Material Adverse Effect shall have occurred;

(d)            No Litigation. No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to (i) materially and adversely affect the transactions contemplated hereby or (ii) result in a Material Adverse Effect;

(e)            Financial Statements. The Term Agent shall have received and be satisfied with the (a) audited carve-out balance sheet and related carve-out statement of income and cash flows of the Billboard Entities for the fiscal years ended December 31, 2017 and December 31, 2018, and (b) unaudited carve-out balance sheet and related carve-out statement of income and cash flows of the Billboard Entities for the 9-month period ended September 30, 2019;

(f)            Minimum Liquidity and Consolidated Fixed Charge Coverage Ratio at Closing. The Term Agent shall have received a duly completed written calculation in form and substance reasonably acceptable to the Term Agent, dated as of Effective Date, certified by a Responsible Officer of the Borrower Representative, which shall evidence that after giving effect to the making of the Additional Term Loan and the other transactions contemplated to be effective on the Effective Date and, on a pro forma basis, (x) Liquidity shall not be less than $2,000,000, (y) the Consolidated Fixed Charge Coverage Ratio for the twelve (12) consecutive month period ending September 30, 2019, measured as of such date, is greater than or equal to 1.10 to 1.00, and (z) the Term Agent, in its reasonable discretion, shall be satisfied that all accounts payable, leases, payments due under other Indebtedness and taxes are paid current (excluding good faith disputes related thereto);

(g)            No Liens. The Term Agent shall be reasonably satisfied that the Obligations do not give rise to any obligation of any Borrower or its Subsidiaries to grant any security interest or Lien in respect of any existing Indebtedness of such Borrower or its Subsidiaries or violate any of the terms, in any material respect, of the agreements with respect to such existing Indebtedness;

(h)            Approvals. The Term Agent shall have received (i) satisfactory evidence that the Borrowers have obtained all required consents and approvals of all Persons (including all requisite Governmental Authorities or third parties), to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of transactions contemplated hereby and thereby or (ii) an officer’s certificate in form and substance reasonably satisfactory to the Term Agent affirming that no such material consents or approvals are required;

(i)            Payment of Fees. The Borrowers shall have paid all fees required to be paid on the Effective Date (including, without limitation, the fees specified in the Fee Letter), and shall have reimbursed the Term Agent, for all reasonable and documented fees, costs and expenses of closing to the extent invoiced three (3) Business Days prior to the Effective Date;

(j)            Solvency. The Term Agent shall have received a certificate of a Responsible Officer of the Borrower Representative certifying that both before and after giving effect to (i) the Additional Term Loan made on the Effective Date, (ii) the consummation of the Billboard Acquisition and (iii) the payment and accrual of all transaction costs in connection with the foregoing, the Borrowers, taken as a whole, and the Borrowers and their Subsidiaries, on a Consolidated basis, are Solvent;

(k)            Perfection. All filings, recordations and searches reasonably necessary or otherwise reasonably requested by the Term Agent (other than with respect to Mortgages, if any) in connection with the Liens to be granted to the Term Agent under the Loan Documents shall have been duly made, and all documents and instruments required to perfect the Term Agent’s security interest in the Collateral shall have been executed, delivered, and filed, and all taxes and fees directly related to filing and recording shall concurrently with such filing or recordation be duly paid;

(l)            Borrowing Base Certificate. The Term Agent shall have received a Borrowing Base Certificate for the month most recently ended prior to the Effective Date.

(m)            Opinions of Counsel; Corporate Documents. The Term Agent and the Term Lenders shall have received (i) customary opinions of counsel (including all applicable local counsel) to the Borrowers (which shall cover, among other things, authority, legality, validity, binding effect, perfection and enforceability of the Loan Documents and other matters as the Term Agent may reasonably require), and (ii) such customary corporate resolutions, certificates and other documents as the Term Agent shall reasonably require.

(n)            Representations and Warranties. The representations and warranties of the Borrowers set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the Effective Date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(o)            No Default. No Default or Event of Default shall have occurred and be continuing or shall result after giving effect to the making of the Additional Term Loan;

(p)            Governmental Regulations. No material change in governmental regulations or policies materially and adversely affecting the transactions contemplated hereby shall have occurred prior to the Effective Date;

(q)            [Reserved];

(r)            Projections and Business Plan. The Term Agent shall have received the projections and business plan of each of the Borrowers and their Subsidiaries and shall be reasonably satisfied in form, substance and detail, with them (including, without limitation, that the minimum Liquidity on the Effective Date is sufficient to (i) allow the Borrowers to meet ongoing liquidity needs, including the payment and performance of current and projected customer contracts and (ii) fund the Borrowers’ and their Subsidiaries’ operations and pay accounts payable in accordance with historical practices);

(s)            No Default or Breach of Material Contracts. The Term Agent shall have received a certificate of a Responsible Officer of the Borrower Representative certifying that no breach or default (or event or condition, which after notice or lapse of time, or both, would constitute a breach or default) has occurred and is continuing under any Material Contract;

(t)            Effective Date Equity Contribution. Standard General Controlled Funds shall have invested (the “Effective Date Equity Contribution”) a minimum of $22,000,000 in MediaCo and its Subsidiaries on the Effective Date in the form of cash equity into the capital stock or other equity securities of MediaCo, it being understood that investments in equity securities other than common stock must be on terms and conditions reasonably satisfactory to the Term Lenders;

(u)            Billboard Acquisition. The Term Agent shall have received evidence in form satisfactory to it that the Billboard Acquisition shall have been consummated on the Effective Date in accordance with the Billboard Acquisition Agreement, and no material terms or conditions of such Billboard Acquisition Agreement (other than any immaterial terms or conditions) shall have been waived without the consent of the Term Agent; and

(v)            Beneficial Ownership Certification. With respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Term Agent shall have received at least three (3) Business Days prior to the Effective Date a Beneficial Ownership Certification in relation to such Borrower.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrowers, jointly and severally, as an inducement for the Term Agent and Term Lenders to enter into this Agreement and to extend the Term Loan represent and warrant to the Term Agent and each Term Lender that the following are true, correct and complete:

3.1           Corporate Existence and Power. Each Borrower and each of its respective Subsidiaries:

(a)            is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)            has all requisite power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party, except, in the case of clauses (b)(i) and (b)(ii), where the failure to have such consents would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)            is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)            is in compliance with all Requirements of Law, except where the failure to be in compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2           Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Borrowers of this Agreement, and by each Borrower and each of its Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary organizational action, and do not and will not:

(i)                 contravene the terms of any of that Person’s Organization Documents;

(ii)               conflict with or result in the creation of any Lien (except Liens created pursuant to the Loan Documents) under any document evidencing any material Contractual Obligation to which such Person is a party or any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject;

(iii)             conflict with or result in any breach or contravention of any document evidencing any Material Contract or any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iv)              violate any Requirements of Law in any material respect.

3.3           Governmental and Third Party Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower or any Subsidiary of any Borrower of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to the Term Agent under the Collateral Documents and (b) those obtained or made on or prior to the Effective Date.

3.4           Binding Effect. This Agreement and each other Loan Document to which any Borrower is a party constitute the legal, valid and binding obligations of each such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceedings in equity or at law.

3.5           Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits or proceedings pending, or to the knowledge of each Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Borrower, any Subsidiary of any Borrower or any of their respective Properties which:

(a)            purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)            would reasonably be expected to result in a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. No Borrower or any Subsidiary of any Borrower is the subject of an audit or, to each Borrower’s knowledge, any review or investigation by any Governmental Authority concerning the violation or possible violation of any Requirements of Law or any Permits maintained by the Borrowers or their Subsidiaries which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

3.6           No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Borrower or the grant or perfection of the Term Agent’s Liens on the Collateral or the consummation of the transactions contemplated under the Credit Agreement and the other Loan Documents. No Borrower and no Subsidiary of any Borrower is in default under or with respect to (i) any Material Contract in any respect or (ii) any other Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7           ERISA Compliance and Foreign Benefit Plans.

(a)            U.S. Plans. Schedule 3.7 sets forth, as of the Effective Date, a complete and correct list of, and that separately identifies, all Benefit Plans. None of the Borrowers or their respective Subsidiaries are a member of any Controlled Group nor do they maintain or contribute to any Title IV Plan or any Multiemployer Plan. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except those that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Borrower incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Effective Date, no ERISA Event has occurred in connection with which obligations and Liabilities (contingent or otherwise) remain outstanding.

(b)            Foreign Pension Plan and Benefit Plans. None of the Borrowers or any of their Subsidiaries maintain or contribute to, or are required to maintain or contribute to, any Foreign Benefit Plans and Foreign Pension Plans.

3.8           Use of Proceeds; Margin Regulations. No Borrower and no Subsidiary of any Borrower is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. The Funds Flow Memorandum contains a description of the Borrowers’ sources and uses of funds on the Effective Date, and details how funds from each source are to be transferred to particular uses.

3.9           Ownership of Property; Liens. Each Borrower and each of their respective Subsidiaries has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except Permitted Liens. As of the Effective Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Borrower and each of their respective Subsidiaries. Each of the Borrowers and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all of its Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except for Permitted Liens and such immaterial defects in title or where failure to own such personal property or have such leasehold interest would not be material. None of the Real Estate owned by any Borrower or any Subsidiary of any Borrower is subject to any Liens other than Permitted Liens. As of the Effective Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10          Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any material claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11          Financial Condition.

(a)            Each of (i) the audited carve-out balance sheet of MediaCo dated February 28, 2019, and the related audited carve-out statement of income or operations for the twelve month period ended on that date for MediaCo, (ii) the unaudited interim carve-out balance sheet of MediaCo as of September 30, 2019, and the related unaudited carve-out statement of income for the seven month period ended September 30, 2019, (iii) audited carve-out balance sheet and related carve-out statement of income and cash lows of the Billboard Entities for the fiscal years ended December 31, 2017 and December 31, 2018, and (b) unaudited carve-out balance sheet and related carve-out statement of income and cash flows of the Billboard Entities for the 9-month period ended September 30, 2019:

(x)            were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)            present fairly in all material respects the financial condition of MediaCo as of the dates thereof and results of operations for the periods covered thereby.

(b)            The pro forma unaudited Consolidated balance sheet of MediaCo and its Consolidated Subsidiaries dated September 30, 2019, delivered to the Term Agent and the Term Lenders on or before the Effective Date was prepared by the Borrowers giving pro forma effect to the transaction contemplated under this Agreement and the other Loan Documents and the transactions contemplated hereby and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c)            Since August 31, 2019, there has been no Material Adverse Effect.

(d)            The Borrowers and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.8.

(e)            All financial performance projections delivered to the Term Agent, including the financial performance projections delivered to the Term Agent and the Term Lenders on or before the Effective Date, represent each Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by such Borrower to be fair and reasonable in light of current market conditions (it being understood that (i) such projections are as to future events and are not to be viewed as facts, and (ii) actual results during the period or periods covered by any such projections may differ from the projected results).

3.12          Environmental Matters.

Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(a)            The operations of each Borrower and each of their respective Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law.

(b)            No Borrower and no Subsidiary of any Borrower is party to, and no Borrower and no Subsidiary of any Borrower and no Real Estate currently (or to the knowledge of any Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Borrower, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws.

(c)            No Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Borrower or any Subsidiary of any Borrower and, to the knowledge of any Borrower, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property.

(d)            No Borrower and no Subsidiary of any Borrower has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate.

(e)            Except as specifically disclosed in Schedule 3.12(e), all Real Estate currently (or to the knowledge of any Borrower previously) owned, leased, subleased, operated or otherwise occupied by or for any such Borrower and each Subsidiary of each Borrower is free of contamination by any Hazardous Materials.

(f)            No Borrower and no Subsidiary of any Borrower (i) is or has been engaged in, or, to the knowledge of any Borrower, has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

(g)            Each Borrower has made available to the Term Agent copies of all material existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Borrowers or any of their Subsidiaries.

3.13          Regulated Entities. None of any Borrower, any Person controlling any Borrower, or any Subsidiary of any Borrower, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14          Solvency. Both before and after giving effect to (a) the Additional Term Loan made on the Effective Date, (b) the consummation of the other transactions contemplated hereby to occur on the Effective Date, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrowers, taken as a whole, and the Borrowers and their Subsidiaries, on a Consolidated basis, are Solvent.

3.15          Labor Relations. Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, as of the Effective Date, there are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Borrower, threatened) against or involving any Borrower. Except as set forth in Schedule 3.15, as of the Effective Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Borrower, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Borrower and (c) no such representative has sought certification or recognition with respect to any employee of any Borrower.

3.16          Intellectual Property. Schedule 3.16 sets forth a true and complete list of the following Intellectual Property each Borrower and each Subsidiary owns as of the Effective Date: (i) Intellectual Property that is registered or subject to applications for registration and (ii) Internet Domain Names and including for each the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed and (4) as applicable, the registration or application number and registration or application date. Each Borrower and each Subsidiary of each Borrower owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted in all material respects. To the Borrowers’ knowledge, the conduct and operations of the businesses of each Borrower does not in any material respect infringe, misappropriate, dilute, violate or otherwise impair any material Intellectual Property owned by any other Person.

3.17          Brokers’ Fees; Transaction Fees. Except for fees payable to Term Agent and the Term Lenders or as otherwise set forth in Schedule 3.17, none of the Borrowers or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18          Insurance. Schedule 3.18 lists all insurance policies of any nature maintained as of the Effective Date for current occurrences by each Borrower, including issuers, coverages and deductibles. Each of the Borrowers and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Borrowers and, to the extent relevant, owning similar Properties in localities where such Person operates. The Borrowers shall not reduce the coverage amounts under their liability policies without the prior consent of the Term Agent.

3.19          Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 3.19, as of the Effective Date, no Borrower and no Subsidiary of any Borrower (i) has any Subsidiaries, or (ii) is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Borrowers and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable (if applicable), and free and clear of all Liens other than with respect to the Stock and Stock Equivalents of each of the Borrowers and Subsidiaries of each of the Borrowers, as applicable, those in favor of Term Agent, for the benefit of the Secured Parties and Permitted Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Effective Date, all of the issued and outstanding Stock of each Borrower and each Subsidiary of each Borrower is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, as of the Effective Date there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of the Borrowers and all of their Subsidiaries as of the Effective Date.

3.20          Jurisdiction of Organization; Chief Executive Office. Schedule 3.20 lists each Borrower’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Borrower’s chief executive office or sole place of business.

3.21          Locations of Inventory, Equipment and Books and Records. As of the Effective Date, each Borrower’s (a) Inventory and Equipment (other than Inventory or Equipment in transit or out for repair) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21, and (b) books and records concerning the Collateral are kept at a location in the United States.

3.22          Deposit Accounts and Other Accounts. Schedule 3.22 lists all banks and other financial institutions at which any Borrower maintains deposit, securities or other accounts as of the Effective Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a brief description of the purpose of the account, and the complete account number therefor.

3.23          Government Contracts and Material Contracts. Except as set forth on Schedule 3.23, as of the Effective Date no Borrower is a party to (i) any material contract or agreement with any Governmental Authority and no Borrower’s Accounts are subject to the Federal Assignment of Claims Act of 1940 (31 U.S.C. Section 3727) or any similar state or local law or (ii) any other Material Contract.

3.24          Customer Relations. Except as set forth on Schedule 3.24, there exists no actual or, to the knowledge of any Borrower, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Borrower or any Subsidiary of any Borrower with any customer or group of customers which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

3.25          Bonding. Except as set forth in Schedule 3.25, as of the Effective Date, no Borrower is a party to or bound by any surety bond agreement, indemnification agreement in respect of any surety bond agreement or bonding requirement with respect to products or services sold by it (exclusive of product warranties in the Ordinary Course of Business).

3.26          Full Disclosure. None of the representations or warranties made by any Borrower or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement, certificate or other writing furnished by or on behalf of any Borrower or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Borrower to the Term Agent or the Term Lenders prior to the Effective Date), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered; provided, that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, and if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

3.27          Foreign Assets Control Regulations and Anti-Money Laundering. Each Borrower and each Subsidiary of each Borrower is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), any other sanctions or anti-terrorism laws imposed, administered or enforced by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other Governmental Authority with jurisdiction over any Term Lender or any Loan Party or any of their respective Subsidiaries or Affiliates (collectively, “Sanctions”), all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act (“Anti-Money Laundering Laws”) and in each case, all regulations issued pursuant to it. No Borrower and no Subsidiary or Affiliate of a Borrower (a) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law (any such Person, a “Sanctioned Person”). No proceeds of any Term Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Term Lender or other individual or entity participating in any transaction).

3.28          Patriot Act. The Borrowers, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of the Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business (collectively, “Anti-Corruption Laws”).

3.29       Collateral Documents, Etc. Except as otherwise contemplated hereby or under any other Loan Documents, and except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceedings in equity or at law, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents, are effective to create in favor of the Term Agent for the benefit of the Secured Parties a legal, valid, enforceable and perfected first-priority Lien (subject only to Permitted Liens and, as to priority, only to Permitted Liens under Section 5.1(d) or that have priority under applicable law) on all right, title and interest of the respective Borrowers in the Collateral described therein.

3.30       Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

ARTICLE IV.

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, so long as the Term Loan or any other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1         Financial Statements. Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements required to be delivered hereunder in conformity with GAAP (provided that quarterly and monthly financial statements shall not be required to have footnote disclosures and are subject to normal month-end, quarter-end and year-end adjustments, as applicable). The Borrowers shall deliver to the Term Agent and the Term Lenders and in form and detail reasonably satisfactory to the Term Agent:

(a)                as soon as available, but not later than ninety (90) days after the end of each Fiscal Year ((or within one hundred twenty (120) days for the Fiscal Year ending December 31, 2019)), copies of the audited Consolidated balance sheet of MediaCo and its Consolidated Subsidiaries, in each case, as at the end of such year and the related Consolidated statements of income or operations, shareholders’ equity and cash flows of each such Person and its Consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by reports and opinions of independent certified public accounting firm reasonably acceptable to the Term Agent, which reports and opinions shall be certified without a going concern or like qualification or exception and without any qualification or exception as to the scope of audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrowers’ independent certified public accountants), stating that such financial statements fairly present, in all material respects, the financial position and results of operations of each such Person and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

(b)               beginning with the first full month of operations, as soon as available, but not later than thirty (30) days after the end of each Fiscal Month, copies of the unaudited Consolidated balance sheet of MediaCo and its Consolidated Subsidiaries, in each case, as at the end of such month and the related Consolidated statement of income or operations of each such Person and its Consolidated Subsidiaries for such Fiscal Month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, the financial position and the results of operations of each such Person and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior months, subject to normal month-end adjustments and absence of footnote disclosures; and

(c)                as soon as available, but not later than forty-five (45) days (or within sixty (60) days after the end of the Fiscal Quarter ending March 31, 2020) after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2020), copies of the unaudited Consolidated balance sheet of MediaCo and its Consolidated Subsidiaries, in each case, as at the end of such quarter and the related Consolidated statements of income or operations, shareholders’ equity and cash flows of each such Person and its Consolidated Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, the financial position and the results of operations of each such Person and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior quarters, subject to normal year-end adjustments and absence of footnote disclosures.

4.2         Certificates; Other Information. The Borrowers shall deliver to the Term Agent and the Term Lenders and in form and detail reasonably satisfactory to Term Agent:

(a)                together with each delivery of financial statements pursuant to Section 4.1(a) and 4.1(c), (i) a management discussion and analysis report, in reasonable detail, signed by a Responsible Officer of the Borrower Representative, describing the operations and financial condition of the Borrowers and their Subsidiaries for such Fiscal Quarter or Fiscal Year and (ii) a report setting forth in comparative form the corresponding figures for corresponding periods of the previous Fiscal Year;

(b)               concurrently with the delivery of the financial statements and other financial deliverables referred to in Sections 4.1(a), 4.1(b) and 4.1(c) above, a fully and properly completed Compliance Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative (it being understood that the Compliance Certificate delivered in connection with each of the financial statements referred to in Sections 4.1(a), 4.1(b) and 4.1(c) shall contain the certification of compliance with the covenants contained in Sections 5.21 and 5.22(a));

(c)                as soon as available but in any event within thirty (30) days of the end of each Fiscal Quarter (or every Fiscal Month in the event the Term Agent has implemented any Reserves), and at such other times as may be requested by the Term Agent, as of the period then ended, a Borrowing Base Certificate, and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Term Agent may reasonably request; and the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Term Agent’s asset valuation experts, (ii) concurrently with the sale or commitment to sell any assets constituting part of the Collateral, (iii) in the event such assets are idled for any reason other than routine maintenance or repairs for a period in excess of ten (10) consecutive days, and (iv) in the event that the value of such assets may otherwise be impaired, as determined by the Term Agent’s in its sole discretion;

(d)               promptly after the same are sent, copies of all financial statements and reports which MediaCo sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(e)               concurrently with the delivery of the financial statements referred to in Section 4.1(c), to the extent that there is any updated information to provide, a list of any applications for the registration of any Patent, Trademark (and a list of any “intent to use” Trademark applications for which a registration has issued or a “Statement of Use” or “Amendment to Allege Use” has been filed) or Copyright filed by any Borrower with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;

(f)                prior to the end of each of MediaCo’s Fiscal Years, the annual budget of the Borrowers prepared by management of the Borrower Representative, consistent in form with the budget previously delivered to the Term Agent prior to the Effective Date;

(g)               promptly upon receipt thereof, copies of any reports submitted by each Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems, operations, financial condition or properties of any Borrower (or their Subsidiaries) made by such accountants, including any comment letters submitted by such accountants to management of any Borrower in connection with their services;

(h)               (i) not less than five (5) Business Days prior to the consummation of the transactions relating to any Permitted Refinancing, drafts of documents relating to any Permitted Refinancing and (ii) concurrently with the consummation of any such Permitted Refinancing, copies, certified by a Responsible Officer of the Borrower Representative as being complete and correct, of the fully executed documents relating to such Permitted Refinancing;

(i)                as soon as practicable, in any event at least ten (10) Business Days prior thereto, copies of any waiver, consent, amendment or permanent prepayment or permanent commitment reduction (and the amount thereof) to be entered into pursuant to any Subordinated Indebtedness Documents;

(j)                promptly, such additional business, financial, perfection certificates and other information as the Term Agent may from time to time reasonably request; and

(k)               (i) any change in the information provided in the Beneficial Ownership Certification that would result in any Borrower no longer being excluded from the definition of “legal entity customer” under the Beneficial Ownership Regulation and (ii) upon the request therefor, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the Patriot Act), as from time to time reasonably requested by Term Agent or any Term Lender.

Any financial statement or other information required to be furnished pursuant to Sections 4.1(a), (b), (c) or 4.2(d) shall be deemed to have been furnished on the date on which the Term Agent receives notice (which may be via email) that MediaCo has filed such financial statement or information with the Securities and Exchange Commission and it is available on MediaCo’s website or the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Term Agent and the Term Lenders without charge.

4.3         Notices. The Borrower Representative shall notify promptly Term Agent of each of the following:

(a)               the occurrence or existence of any Default or Event of Default;

(b)               any breach or non-performance of, or any default under (i) any Material Contract or (ii) any Contractual Obligation of any Borrower or any Subsidiary of any Borrower, or any violation of, or non-compliance with, any Requirements of Law, which, in the case of this clause (ii) would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and including, in the case of clauses (i) and (ii), a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)               any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Borrower or any Subsidiary of any Borrower and any Governmental Authority or any suspension or revocation of any Permits granted by a Governmental Authority to a Borrower or any Subsidiary of any Borrower that would reasonably be expected to result in Liabilities in excess of $1,000,000;

(d)               the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary of any Borrower (i) in which more than $1,000,000 of damages is claimed, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e)               (i) the receipt by any Borrower or any Subsidiary of any written notice of violation of or potential liability or similar notice under Environmental Law which would be reasonably expected to result in material Environmental Liabilities, (ii) (A) unpermitted Releases, (B) the existence of any condition that would reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in material Environmental Liabilities, (iii) the receipt by any Borrower or any Subsidiary of notification that any Property of any Borrower or any Subsidiary is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in material Environmental Liabilities;

(f)                (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice, except where such reportable event or termination of such Title IV Plan would not be reasonably expected to result in a Material Adverse Effect, (ii) promptly, and in any event within five (5) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto, except to the extent where the occurrence of such ERISA Event would not reasonably be expected to result in a Material Adverse Effect;

(g)               any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Term Agent and the Term Lenders pursuant to this Agreement;

(h)               any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary of any Borrower other than those changes promulgated by GAAP;

(i)                any labor controversy resulting in or, to the knowledge of any Borrower, threatening to result in, any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Borrower or any Subsidiary of any Borrower, except to the extent such strike, work stoppage, boycott, shutdown or other labor disruption would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(j)                the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Borrower of any Stock or Stock Equivalent;

(k)               (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of income or franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation with the IRS or any other Governmental Authority of any Tax Affiliate, or the receipt of any request from the IRS or any other Governmental Authority directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise;

(l)                any “default” or “event of default” under any Subordinated Indebtedness Document, the Emmis Radio Seller Note or the SG Broadcasting Subordinated Note;

(m)              as soon as practicable, and in any event within ten (10) days after the issuance, filing or receipt thereof, (i) copies of any order or notice of the FCC, any Governmental Authority or a court of competent jurisdiction which designates any FCC License, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of any Loan Party pursuant to any FCC License, and (ii) any citation, “Notice of Apparent Liability for Forfeiture”, “Notice of Violation” or “Order to Show Cause” issued by the FCC seeking revocation or the denial of renewal of any FCC License, in each case with respect to any Loan Party; or

(n)               any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4         Preservation of Corporate Existence, Etc. Each Borrower shall, and shall cause each of its Subsidiaries to:

(a)               preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;

(b)               preserve and maintain in full force and effect all rights, privileges, qualifications, Permits, licenses and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 or to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)               preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it in the Ordinary Course of Business;

(d)               unless otherwise agreed in writing by the Term Agent and the Required Lenders, preserve or renew all Intellectual Property, except where the non-preservation or renewal of such Intellectual Property would not reasonably be expected to have a Material Adverse Effect; and

(e)               conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person and shall comply with the terms of its IP Licenses material to its business, except where such failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.5         Maintenance of Property. Except as permitted in Section 5.2, each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is material to be used in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof in the Ordinary Course of Business.

4.6         Insurance. Each Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Borrowers and such Subsidiaries as are customarily carried by businesses of the size and character of the business of the Borrowers and their Subsidiaries with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Borrowers and acceptable to the Term Agent and (b) cause all such insurance relating to any Property or business of any Borrower to name the Term Agent as additional insured or lender’s loss payee as agent for the Term Lenders, as appropriate. All policies of insurance on real and personal Property of the Borrowers will contain an endorsement, in form and substance reasonably acceptable to the Term Agent, showing loss payable to the Term Agent naming the Term Agent as lender’s loss payee as agent for the Term Lenders and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to the Term Agent, will provide that the insurance companies will give the Term Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrowers or any other Person shall affect the right of the Term Agent to recover under such policy or policies of insurance in case of loss or damage. Each Borrower shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to the Term Agent; provided that each Borrower shall be permitted to replace, repair, restore or rebuild the Collateral subject to such Event of Loss in accordance with, and to the extent permitted under, Section 1.6(b). If any insurance proceeds are paid by check, draft or other instrument payable to any Borrower and the Term Agent jointly, during an Event of Default, the Term Agent may endorse such Borrower’s name thereon and do such other things as the Term Agent may deem advisable to reduce the same to cash. Notwithstanding the requirement in subsection (a) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program. On or before the date that is thirty (30) days after the Effective Date (or such later date as the Term Agent may agree), the Borrowers shall provide to the Term Agent customary certificates and endorsements naming the Term Agent as an additional insured or lender’s loss payee, as the case may be, with respect to the insurance policies of the Borrowers in accordance with the requirements set forth above, in each case, in form and substance reasonably satisfactory to the Term Agent.

4.7         Performance of Obligations. Each Borrower shall pay, and shall cause each of its Subsidiaries to, discharge and perform as the same shall become due and payable or required to be performed, the following obligations and liabilities (subject, in each case, to any applicable cure or grace period):

(a)               all federal and state income tax liabilities and material federal, state, local and foreign franchise and other tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person, or (ii) the aggregate amount secured by such Liens would not exceed $1,000,000 in the aggregate;

(b)               all lawful claims which, if unpaid, would by law become a Lien upon its Property unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person or (ii) the aggregate amount secured by such Liens would not exceed $1,000,000 in the aggregate;

(c)               subject to Section 5.10, all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise);

(d)               the performance of all obligations under (i) any Material Contract or (ii) any other Contractual Obligation to which such Borrower or Subsidiary is bound, or to which it or any of its Property is subject, except where the failure to perform under this Section 4.7(d) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)               payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8         Compliance with Laws. Each Borrower shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority (including the Communications Act) having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Borrower shall, and shall cause each of its Subsidiaries to obtain and maintain in full force and effect, all licenses, permits, franchises and approvals (including all FCC Licenses) necessary to own, acquire or dispose (as applicable) of their respective properties, to conduct their respective business or to comply with construction, operating and reporting requirements of the FCC or any other Governmental Authority, except (other than in the case of FCC Licenses) where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9          Inspection of Property and Books and Records; Field Exams; Appraisals.

(a)               Each Borrower shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Borrower shall, and shall cause each of its Subsidiaries to, during normal business hours and upon reasonable advance notice to the Borrower Representative (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Term Agent shall have access at any and all times during the continuance thereof), provide access to its properties, books and records to the Term Agent and its Related Persons and shall reasonably cooperate with the Term Agent and any of its Related Persons in connection with any review or analysis of any such Person’s business, financial condition, assets, the budget provided pursuant to Section 4.2(f) and results of operations. Each Borrower hereby authorizes the Term Agent to discuss with such Borrower’s and its Subsidiaries’ officers and independent accountants such Person’s business, financial condition, assets, prospects, and results of operation (including, without limitation, in connection with the Term Agent’s review and analysis of compliance with financial covenants); provided, that so long as no Event of Default has occurred and is continuing, (x) the Borrower Representative shall be afforded a reasonable opportunity to be a party to any such conversations and (y) the Term Agent’s requests for information and discussions with particular personnel shall be processed through the chief financial officer of the Borrower Representative.

(b)               Each Borrower shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Term Agent shall have access at any and all times during the continuance thereof) (i) provide access to such property to the Term Agent and any of its Related Persons, as frequently as the Term Agent determines to be appropriate; and (ii) permit the Term Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Borrower’s books and records, and appraise and evaluate and make physical verifications of the Collateral in any manner and through any medium that the Term Agent considers advisable, in each instance, at the Borrowers’ expense.

(c)               Notwithstanding the foregoing or anything else contained in this Agreement, the Borrowers shall not be required to pay for more than one (1) field examination and one (1) Acceptable Appraisal per Fiscal Year unless an Event of Default exists, in which case, such limitation shall not apply.

4.10       Use of Proceeds. The Borrowers shall use the proceeds of the Additional Term Loan solely to fund the purchase price, fees and expenses associated with the consummation of the transactions contemplated hereby to occur on the Effective Date.

4.11       Cash Management Systems.

(a)               The Borrowers shall, and shall cause each of their Subsidiaries to, maintain cash management systems reasonably satisfactory to the Term Agent and shall notify their accounts debtors to make payment of amounts due to the Loan Parties directly into a Control Account. Each Borrower shall, no later than the date that is 30 days after the Effective Date (or such later date as the Term Agent may determine in its sole discretion) enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each Control Account (including, without limitation, all lockbox or similar arrangements) maintained by such Borrower.

(b)               Each Control Agreement shall provide, among other things, that (i) the depository, securities intermediary or commodities intermediary executing such agreement has no rights of setoff or recoupment or any other claim against such account, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment (except as the Term Agent may otherwise agree in writing), and (ii) from and after the receipt of a notice (an “Activation Notice”) from the Term Agent (which Activation Notice may be furnished only during the continuance of an Event of Default), without any further action or consent by any Borrower, the applicable depository institution, securities intermediary and commodities intermediary shall comply solely with the instructions of the Term Agent with respect to the disposition and transfer of assets from the applicable account. Each Borrower agrees that it will not cause proceeds of any Control Account to be directed in a manner contrary to the terms of the Loan Documents, and, after the occurrence and during the continuation of an Event of Default, will cooperate with the Term Agent in all respects with respect to the Term Agent’s direction of funds from Control Accounts.

(c)               The Borrowers may amend Schedule 3.22 to add or replace any deposit account or other account; provided, that with respect to any additional or replacement Control Account, securities account, or commodities account, except as the Term Agent may otherwise agree in writing, prior to the time of the opening of such account, the applicable Borrower and the applicable depository, securities intermediary or commodities intermediary shall have executed and delivered to the Term Agent a Control Agreement.

4.12       Landlord and Bailee Agreements. Promptly upon request by the Term Agent, each Borrower shall (i) obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each property leased from an Affiliate and (ii) use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor (other than Affiliates) of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to the Term Agent; provided, that the Borrowers shall not be required to obtain landlord agreements or bailee or mortgagee waivers, as applicable, for locations (x) which hold Collateral with an aggregate value less than $500,000 or (y) where the Term Agent has received a collateral assignment from the applicable landlord in respect of such leased property.

4.13       Further Assurances.

(a)               Each Borrower shall ensure that all certificates, exhibits, reports and other written information furnished to the Term Agent or the Term Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Term Agent and the Term Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)               Promptly upon request by the Term Agent, the Borrowers shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Term Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders, the Borrowers shall immediately notify the Term Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause such Person to (x) become a Borrower hereunder or a Guarantor and to cause each such Person to grant to the Term Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Person’s Property and (y) deliver to the Term Agent (A) a joinder to this Agreement and/or a guaranty or a joinder to the Guaranty Agreement, in each case, as requested by the Term Agent and in form and substance reasonably satisfactory to the Term Agent and (B) a joinder to all applicable Collateral Documents then in existence, in each case as specified by, and in form and substance reasonably satisfactory to, the Term Agent, securing payment of all the Obligations of such new Loan Party under the Loan Documents, accompanied by appropriate corporate resolutions, other corporate documentation and customary legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Term Agent and its counsel. Furthermore and except as otherwise approved in writing by the Required Lenders, each Loan Party shall pledge all of the Stock and Stock Equivalents of each of its direct and indirect Subsidiaries, in each instance, to the Term Agent, for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of Stock and Stock Equivalents, the Borrowers shall deliver, or cause to be delivered, to Term Agent, Stock certificates and irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank. In the event any Borrower acquires any owned Real Estate with a fair market value in excess of $1,000,000, such Borrower shall (i) promptly notify the Term Agent of same, and (ii) at the request of the Term Agent, execute and/or deliver, or cause to be executed and/or delivered, to the Term Agent, a fully executed Mortgage with respect to such Real Estate and such other documentation and materials related thereto as the Term Agent may reasonably request in connection therewith. In addition, the Borrowers shall satisfy the Federal Flood Insurance requirements of Section 4.6.

(c)               Notwithstanding anything to the contrary contained herein, each Subsidiary of each Borrower that is an obligor for any Subordinated Indebtedness shall be a Borrower under the Loan Documents.

4.14       Environmental Matters. Each Borrower shall comply in all material respects with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance in all material respects with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority. Each Borrower shall cause each of its Subsidiaries to comply in all material respects with, and maintain its Real Estate, whether (x) owned, leased or subleased or (y) operated or occupied in a manner that such Subsidiary is in control of such Real Property, in compliance in all material respects with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority. Without limiting the foregoing, if an Event of Default is continuing, then each Borrower shall, promptly upon receipt of written request from the Term Agent, cause the performance of, and allow the Term Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, solely to the extent necessary to determine the extent of such Event of Default, violations or Environmental Liabilities, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Term Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Term Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Term Agent and shall be in form and substance reasonably acceptable to the Term Agent.

4.15       Leases. Each Borrower shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all leases of Real Estate and warehouse facilities where any material Collateral is located, keep such leases in full force and effect and not allow such leases to lapse or be terminated, notify the Term Agent of any default by any party with respect to such leases and cooperate with the Term Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, (i) for those amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Borrowers in accordance with GAAP, (ii) for any lease that is terminated at its stated termination date or is terminated prior to its stated termination date by mutual agreement between the lessor and the applicable Borrower, in each case, so long as any material Collateral has been removed from such location, or (iii) to the extent the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.16       Senior Ranking. The Indebtedness under any Subordinated Indebtedness Documents shall, and Borrowers shall take all necessary action to ensure that the Indebtedness thereunder shall, at all times, be subordinated in right of payment to the Obligations, subject to any terms and conditions that the Term Agent may agree to in its sole discretion in any Subordination Agreement.

4.17       Foreign Pension Plans and Benefit Plans. None of the Borrowers or any of their Subsidiaries shall hereafter adopt, implement, or contribute to any Foreign Pension Plan or Foreign Benefit Plan without the Term Agent’s prior written consent.

4.18       FCC License Subsidiaries. Each FCC License Holder shall be a Loan Party. All of the Stock and evidences of Indebtedness of an FCC License Holder owed to MediaCo or another Loan Party shall be pledged as Collateral to secure the Obligations.

4.19       Post-Closing Obligations. Within sixty (60) days of the Closing Date (or such later date as the Term Agent determines in its sole discretion) the Borrowers shall use best efforts to deliver collateral assignments from the applicable landlords with respect to MediaCo’s leasehold interest in the properties located at (i) 395 Hudson St., New York NY 10014 and (ii) the Empire State Building, 350 Fifth Avenue, New York, NY 10118. For the avoidance of doubt, use of best efforts does not include the expenditure of cash proceeds by the Borrowers.

ARTICLE V.

NEGATIVE COVENANTS

Each Borrower covenants and agrees that, so long as the Term Loan or any other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1         Limitation on Liens. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, directly or indirectly, grant, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)               any Lien existing on the Property of a Borrower or a Subsidiary on the Effective Date and set forth in Schedule 5.1;

(b)               any Lien created under any Loan Document;

(c)               Customary Permitted Encumbrances;

(d)              Liens on fixed or capital assets acquired, constructed or improved by a Borrower or a Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 5.5(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not encumber any other Property of such Borrower or Subsidiary or any other Borrower or Subsidiary; and

(e)               Liens on property acquired pursuant to a Permitted Acquisition, or on property of a Subsidiary of the Borrowers in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 5.5(i) and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any property the Borrowers or any of their Subsidiaries.

5.2         Disposition of Assets. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, sell, lease, convey or otherwise dispose of (whether in one transaction or in a series of transactions ) of any Property (including the Stock of any Subsidiary of any Borrower, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except:

(a)               Dispositions of Inventory, Intellectual Property (other than any material Intellectual Property), leases of broadcast subchannels, broadcast tower space and broadcast spectrum, excluding main station licenses, in the Ordinary Course of Business;

(b)               Dispositions of worn-out, obsolete or surplus equipment, all in the Ordinary Course of Business;

(c)               Dispositions of Property by (a) any Loan Party to another Loan Party and (b) any Subsidiary that is not a Loan Party to a Loan Party or to another Subsidiary that is not a Loan Party;

(d)               Dispositions of Property not otherwise permitted under this Section 5.2 in an amount up to $2,000,000 in the aggregate in any Fiscal Year and no more than $5,000,000 in the aggregate during the term of this Agreement so long as no Event of Default then exists or would arise therefrom and the Borrowers are in compliance with the financial covenants set forth in Section 5.21 and 5.22, measured as of the last day of the Applicable Reference Period at such time (but with Liquidity measured as of the date of, and immediately after giving effect to, such Disposition) and determined on a pro forma basis as if such Disposition had occurred on the first day of such Applicable Reference Period;

(e)               Dispositions that constitute Investments permitted pursuant to Section 5.4; and

(f)                so long as applied in accordance with Section 1.6(b), Dispositions resulting from casualty or condemnation proceedings,

provided that all sales, transfers, leases and other dispositions permitted under Section 5.2(d) shall be made for fair value, for at least 90% cash and Cash Equivalent consideration and consistent with past practices of such Borrower or Subsidiary; provided further that, in no event may a Loan Party Dispose of a main station FCC License (except where replaced by a renewed or modified main station license for such station).

5.3          Consolidations and Mergers. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, merge or consolidate with or into any Person; dissolve or liquidate; or sell, lease, convey or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to or in favor of any Person (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”); except that, upon not less than five (5) Business Days’ prior written notice to the Term Agent, (i) any Loan Party may merge or consolidate with or into another Loan Party (other than MediaCo), (ii) any Subsidiary that is not a Loan Party may merge or consolidate with or into another Subsidiary that is not a Loan Party, and (iii) any Subsidiary that is not a Loan Party may merge or consolidate with or into another Subsidiary that is a Loan Party; provided that for any merger or consolidation involving a Loan Party, a Loan Party shall be the surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of the Term Agent shall have been completed.

5.4          Acquisitions; Loans and Investments. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (i) purchase or acquire, or make any commitment to purchase or acquire, any Stock or Stock Equivalents or any obligations or other securities of, or any interest in, any Person, including the creation or formation of a Subsidiary, (ii) make or commit to make any Acquisition, or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)                Investments in cash and Cash Equivalents;

(b)                the Investments existing on the Effective Date and set forth in Schedule 5.4;

(c)                loans or advances to employees of the Borrowers permitted under Section 5.6(c);

(d)                Investments acquired in connection with the settlement of delinquent accounts receivable in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)                Investments consisting of the redemption of Stock and Stock Equivalents of MediaCo permitted by Section 5.10(e);

(f)                 the Emmis Radio Acquisition;

(g)                Investments in Loan Parties;

(h)                Investments in Subsidiaries; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrowers are in compliance with the financial covenants set forth in Section 5.22, measured as of the last day of the Applicable Reference Period at such time (but with Liquidity measured as of the date of, and immediately after giving effect to, such Investment) and determined on a pro forma basis as if such Investment had occurred on the first day of such Applicable Reference Period;

(i)                 the Billboard Acquisition; and

(j)                 Permitted Acquisitions in an amount up to $10,000,000 (to the extent not funded with the proceeds of common Stock of MediaCo) in the aggregate in any Fiscal Year.

5.5         Limitation on Indebtedness. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for the following (“Permitted Indebtedness”):

(a)                the Obligations;

(b)                Indebtedness consisting of Contingent Obligations described in clause (j) of the definition of Indebtedness and permitted pursuant to Section 5.8;

(c)                Indebtedness existing on the Effective Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d)                Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 5.5(d) shall not exceed $200,000 at any time outstanding;

(e)                intercompany Indebtedness of (i) subject to Section 5.4, any Loan Party to any other Loan Party, (ii) any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, and (iii) subject to Section 5.4, any Subsidiary that is not a Loan Party to any Loan Party; provided that any of the foregoing intercompany Indebtedness owed to a Loan Party that is evidenced by a tangible promissory note shall be pledged to the Term Agent pursuant to the Security Agreement to the extent required thereunder;

(f)                 Indebtedness owed to any Person providing, or financing the provision of, workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the Ordinary Course of Business;

(g)                Indebtedness of the Borrower Representative owed to the Emmis Radio Seller under the Emmis Radio Seller Note; provided that the aggregate original principal amount of such Indebtedness shall not exceed $5,000,000;

(h)                any other unsecured Indebtedness of any Subsidiary of MediaCo on terms and conditions satisfactory to the Term Agent, in an aggregate outstanding amount not to exceed $5,000,000;

(i)                 Indebtedness assumed or acquired in connection with a Permitted Acquisition; provided that, (i) such Indebtedness was not created in contemplation of such Permitted Acquisition, (ii) the aggregate amount of all such Indebtedness at any time outstanding under this Section 5.5(i) shall not exceed $1,000,000 and (iii) after giving pro forma effect to such Permitted Acquisition and the assumption of such Indebtedness, the Borrowers would be in compliance with the financial covenants under Section 5.22, measured as of the last day of the Applicable Reference Period at such time (but with Liquidity measured as of the date of, and immediately after giving effect to, such Indebtedness) and determined on a pro forma basis as if such Indebtedness had been incurred on the first day of such Applicable Reference Period;

(j)                 Indebtedness owing to the Emmis Radio Seller in respect of Accounts contributed to MediaCo by the Emmis Radio Seller (or Affiliates thereof) on or prior to the Original Closing Date pursuant to the Emmis Radio Acquisition Agreement (such Accounts specified on Schedule 5.5(j) hereto, the “Emmis Contributed Accounts”), in an amount not to exceed $5,000,000 in the aggregate; and

(k)                Indebtedness of the Borrower Representative owed to SG Broadcasting under the SG Broadcasting Subordinated Note; provided that the aggregate original principal amount of such Indebtedness shall not exceed $6,250,000.

5.6         Employee Loans and Transactions with Affiliates. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:

(a)                as expressly permitted by this Agreement;

(b)                in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Borrower or such Subsidiary upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of a Borrower or such Subsidiary;

(c)                loans or advances made by a Borrower or a Subsidiary to its directors, officers and employees on an arm’s-length basis in the Ordinary Course of Business for reasonable travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $200,000 in the aggregate at any time outstanding for all such loans and advances;

(d)                transactions between or among Loan Parties that are not prohibited hereunder;

(e)                intercompany Indebtedness permitted under Section 5.5(e);

(f)                 Restricted Payments permitted by Section 5.10;

(g)                transactions permitted by Section 5.3 and Section 5.4; and

(h)                transactions existing on the Effective Date and set forth in Schedule 5.6.

5.7         Margin Stock; Use of Proceeds. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, use any portion of the Term Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Borrower or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirements of Law (including, but not limited to, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) or in violation of this Agreement.

5.8         Contingent Obligations. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except for:

(a)                endorsements for collection or deposit in the Ordinary Course of Business;

(b)                guaranties of Indebtedness of any Borrower that is permitted by Section 5.5; provided that if such Indebtedness is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(c)                Contingent Obligations of the Borrowers and their Subsidiaries existing as of the Effective Date and listed in Schedule 5.8, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose more restrictive or adverse terms on the Borrowers or their respective Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended and are not less favorable to the Term Agent and Term Lenders and

(d)                guaranties of Contingent Obligations of the Borrowers and their Subsidiaries permitted under this Agreement.

5.9         Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that would reasonably be expected to result in the imposition of a Lien on any asset of a Borrower or a Subsidiary of a Borrower with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, result in Liabilities in excess of $1,000,000. No Borrower shall cause or suffer to exist any event that would reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan or Multiemployer Plan.

5.10       Restricted Payments. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding, (iii) pay any principal of, or any interest, fees, or other amounts payable in respect of, any Subordinated Indebtedness, (iv) pay any management, consulting, advisory or similar fees to any of its equity holders or Affiliates or to any officer, director or employee of any of its equity holders or Affiliates, or (v) set aside funds for any of the foregoing (the items described in clauses (i) through (v) above are referred to as “Restricted Payments”); except that:

(a)                (i) any Borrower may declare and make dividends and other distributions to another Borrower and (ii) any Subsidiary that is not a Borrower may declare and make dividends and other distributions to a Borrower or another Subsidiary;

(b)                MediaCo may declare and make dividends payable solely in additional shares of its common Stock;

(c)                (i) the Borrowers may prepay the Obligations subject to the terms of this Agreement, (ii) any Borrower or Subsidiary may pay off Indebtedness of such Borrower or Subsidiary secured by a Permitted Lien if the Property securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (iii) any Borrower or Subsidiary may pay off Indebtedness of such Borrower or Subsidiary in connection with a Permitted Refinancing thereof; and (iv) any Borrower or Subsidiary may pay off intercompany Indebtedness of such Borrower or Subsidiary owing to a Borrower;

(d)                any Borrower or Subsidiary may make cash interest payments to the holders of Subordinated Indebtedness of such Borrower or Subsidiary, so long as such payments are permitted under the applicable Subordination Agreement;

(e)                MediaCo may redeem Stock or Stock Equivalents of MediaCo held by employees of the Borrowers and their Subsidiaries in connection with any management or employee option or benefit plan, in an aggregate amount not to exceed $750,000 in any Fiscal Year so long as no Event of Default has occurred and is continuing or would result therefrom;

(f)                 any Borrower or Subsidiary may pay reasonable compensation to its officers and employees for actual services rendered to such Borrower or Subsidiary in the Ordinary Course of Business;

(g)                any Borrower or Subsidiary may pay reasonable directors’ fees to its directors and reimburse such directors for their actual out-of-pocket expenses incurred in connection with attending board of director meetings;

(h)                any Borrower or Subsidiary may make cash payments to MediaCo (and MediaCo may pay to any direct or indirect parent company) to be used (i) for customary director indemnification payments to the directors of such Person, (ii) for financial, other reporting and similar customary administrative or overhead costs and expenses of such Person not to exceed $50,000 in any Fiscal Year, and (iii) to permit MediaCo (or any direct or indirect parent company) to pay in the event such Borrower files a consolidated, combined, unitary or similar type tax return with MediaCo (or any other direct or indirect parent company), federal and state and local income taxes then due and payable pursuant to those returns, provided that the amount of such distributions shall not be greater than the amount of such taxes that would have been due and payable by such Borrower and its relevant Subsidiaries had such Borrower and its relevant Subsidiaries filed a consolidated, combined, unitary or similar type return with such Borrower as the consolidated parent;

(i)                 MediaCo may make non-cash Restricted Payments of Stock of MediaCo deemed to occur upon (x) the conversion of all or any portion of the Emmis Radio Seller Note and/or the SG Broadcasting Subordinated Note into Stock of MediaCo and/or (y) the exercise of stock options or warrants to the extent such Stock represent a portion of the exercise price for such stock options, warrants or other similar rights (including vesting of restricted stock), and MediaCo may make cash payments in connection with the satisfaction of related withholding tax obligations;

(j)                 MediaCo may make cash payments pursuant to and in accordance with the terms of the Management Agreement not to exceed $1,250,000 per year; and

(k)                MediaCo may make payments in respect of the Indebtedness described in Section 5.5(j), so long as (x) the Borrowers are in compliance with the financial covenants set forth in Section 5.22, measured as of the last day of the Applicable Reference Period at such time (but with Liquidity measured as of the date of, and immediately after giving effect to, such payment) and determined on a pro forma basis as if such payment had occurred on the first day of such Applicable Reference Period and (y) the Term Agent shall have received a certificate of a Responsible Officer of the Borrower Representative certifying to compliance with the preceding clause (x).

5.11       Change in Business. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by such Borrower such Subsidiary on the Effective Date, and businesses reasonably related or complementary thereto. Furthermore, no Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, engage in any business or operations outside the United States without the prior written consent of the Term Agent.

5.12        Change in Structure; Foreign Subsidiaries. Except as expressly permitted under Section 5.3, no Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, make any changes in its equity capital structure, issue any Stock or Stock Equivalents (other than with respect to a Borrower) or amend any of its Organization Documents, in each case, in any respect materially adverse to the Term Agent or the Term Lenders. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, create, form or acquire any Foreign Subsidiaries without the Term Agent’s prior written consent.

5.13        Changes in Accounting, Name or Jurisdiction of Organization. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters or Fiscal Months of any Borrower or of any Consolidated Subsidiary of any Borrower, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or type of organization, in the case of clauses (ii), (iii) and (iv), without at least ten (10) days’ prior written notice to the Term Agent; provided, that no such notice shall be required with respect to the planned change of MediaCo’s Fiscal Year effective on or prior to December 31, 2019.

5.14        Amendments to Certain Indebtedness Documents; Management Agreement. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, amend or modify (a) any Subordinated Indebtedness Documents except as may otherwise be permitted under the applicable Subordination Agreement or with the prior written consent of the Term Agent, (b) the Emmis Radio Seller Note (other than extending the maturity date thereof) without the prior written consent of the Term Agent, (c) the SG Broadcasting Subordinated Note (other than extending the maturity date thereof) without the prior written consent of the Term Agent or (d) the Management Agreement without the prior written consent of the Term Agent.

5.15       No Burdensome Agreements. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, directly or indirectly, (a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Borrower or Subsidiary to pay dividends or make any other distribution on any of such Borrower’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to any Borrower or any other Borrower, or to make loans or advances to any Borrower, or to transfer any of the Property of such Subsidiary to any Borrower, or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Term Agent, whether now owned or hereafter acquired; provided that the foregoing in this Section 5.15 shall not apply to restrictions and conditions (i) imposed by Requirements of Law, (ii) imposed by the Loan Documents, (iii) that are customary restrictions and conditions contained in agreements relating to the sale of assets or of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted by the terms of this Agreement, (iv) with respect to clause (b), imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) with respect to clause (b), that are customary provisions in leases restricting the assignment thereof.

5.16       OFAC; Patriot Act. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 3.27 and 3.28.

5.17       Sale-Leasebacks. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.18       Hazardous Materials. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would (a) violate any Environmental Law in any material respect or (b) form the basis for any material Environmental Liabilities.

5.19       Guaranty Under Material Indebtedness Agreement. No Subsidiary of any Borrower shall be or become a primary obligor or guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Subsidiary shall also be a Borrower under this Agreement prior to or concurrently therewith.

5.20        Limitations on Business Activities of any FCC License Holder. No FCC License Holder may (a) engage in any material business activities other than in connection with, incidental to, or in support of, the acquisition and use of such licenses or its role as licensee and/or licensor of the FCC Licenses (the “Permitted Activities”) or (b) incur Indebtedness owed to any party other than MediaCo or another Loan Party (other than Indebtedness owed to the FCC and incurred in connection with, incidental to, or in support of the Permitted Activities) or issue Stock, other than in favor of or to MediaCo or a Loan Party, in the case of (a) and (b) other than as required by applicable law, rule or regulation; provided that any FCC License Holder may guarantee any Indebtedness (including any Obligations) of MediaCo or its Subsidiaries permitted to be incurred hereunder; provided, however, that such guarantee, by its terms or by the terms of any agreement or instrument pursuant to which such guarantee is outstanding, is subordinated in right of payment to payment of the Obligations on terms and conditions satisfactory to the Term Agent.

5.21       Loan to Value Covenant. The Borrowers shall not permit the aggregate outstanding principal amount of the Term Loan and any Protective Overadvances at any time to exceed the Borrowing Base.

5.22       Financial Covenants.

(a)                Minimum Liquidity. The Borrowers shall not permit Liquidity, at any time, (i) for the period from the Effective Date until November 25, 2020, to be less than $2,000,000, (ii) for the period from November 26, 2020 until November 25, 2021, to be less than $2,500,000, and (iii) thereafter, to be less than $3,000,000.

(b)                Minimum Consolidated Fixed Charge Coverage Ratio. The Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio, measured as of the last day of as of the last day of any Fiscal Quarter of the Borrowers, to be less than 1.10 to 1.00.

ARTICLE VI.

EVENTS OF DEFAULT

6.1         Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)                Non-Payment. Any Borrower fails (i) to pay when and as required to be paid herein, any amount of principal of the Term Loan, including after maturity, or (ii) to pay within three (3) Business Days after the same shall become due, any interest on the Term Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b)                Representation or Warranty. Any representation, warranty or certification by or on behalf of any Borrower or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial statement or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect when made (without duplication of other materiality qualifiers contained therein);

(c)                Specific Defaults. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of (i) Section 4.1, 4.2, 4.3(a), 4.3(l), 4.4(a) (with respect to any Borrower), 4.6, 4.10, 4.11, 4.16, 4.18 or Article V or (ii) Section 4.9 and in the case of this clause (ii), such default shall continue unremedied for a period of five (5) Business Days;

(d)                Other Defaults. Any Borrower or any Subsidiary of any Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days;

(e)                Cross-Default. (i) Any Borrower or any Subsidiary of any Borrower (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or any obligor under such agreements fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under such agreements if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto);

(f)                 Insolvency; Voluntary Proceedings. The Borrowers, taken as a whole, or the Borrowers and their Subsidiaries on a Consolidated basis, cease or fail to be Solvent, or any Borrower or any Subsidiary of any Borrower: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g)                Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Borrower or any Subsidiary of any Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person’s Properties and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Borrower or Subsidiary of any Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding; or (iii) any Borrower or any Subsidiary of any Borrower acquiesces in the appointment of a receiver, receiver and manager, trustee, custodian, conservator, liquidator, sequestrator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h)                Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Borrowers or any of their respective Subsidiaries involving in the aggregate a liability of $1,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i)                 Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Borrowers or any of their respective Subsidiaries which has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j)                 Collateral. Any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Borrower or any Subsidiary of any Borrower party thereto or any Borrower or any Subsidiary of any Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first-priority security interest (subject only to Permitted Liens and, as to priority, only to Permitted Liens under Section 5.1(a) or (d) or that have priority under applicable law);

(k)                Ownership. A Change in Control shall occur;

(l)                 Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(m)              Invalidity of Subordination Agreement. The provisions of any Subordination Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions, as applicable;

(n)                Other Indebtedness Documents. Any “default” or “event of default” or other breach shall occur under the Subordinated Indebtedness Documents, the Emmis Radio Seller Note or the SG Broadcasting Subordinated Note;

(o)                ERISA. (i) An ERISA Event occurs with respect to a Benefit Plan or any Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Borrower under Title IV of ERISA to such Benefit Plan or Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000 or which could reasonably likely result in a Material Adverse Effect, or (ii) a Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000 or which could reasonably likely result in a Material Adverse Effect;

(p)                [Reserved]; or

(q)                FCC Matters. (i) Any Loan Party shall lose, fail to keep in force, suffer the termination, suspension or revocation of, or terminate, forfeit or suffer a material adverse amendment to, any main station FCC License, which could reasonably be expected to have a Material Adverse Effect; or (ii) the FCC shall schedule or conduct a formal hearing on the revocation of any main station FCC License held by a Loan Party, which could reasonably be expected to have a Material Adverse Effect.

6.2         Remedies. Upon the occurrence and during the continuance of any Event of Default, the Term Agent may, and shall at the request of the Required Lenders:

(a)                declare all or any portion of the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, and terminate any commitments to lend to Borrowers, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and/or

(b)                exercise on behalf of itself and the Term Lenders all rights and remedies available to it and the Term Lenders under the Loan Documents or applicable law, all rights and remedies against a Guarantor and all rights of setoff;

provided, however, that upon the occurrence of any event specified in Section 6.1(f) or 6.1(g) above, the unpaid principal amount of the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable and any commitments to lend to Borrowers shall automatically be terminated, in each case without further act of the Term Agent or any Term Lender.

6.3         Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VII.

TERM AGENT

7.1         Appointment and Duties.

(a)                Appointment of the Term Agent. Each Term Lender hereby appoints GACP (together with any successor Term Agent pursuant to Section 7.9) as Term Agent hereunder and authorizes the Term Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Term Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b)                Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Term Agent shall have the sole and exclusive right and authority (to the exclusion of the Term Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Term Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 6.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Term Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 6.1(f) or 6.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Term Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction or occurrence permitted hereunder and (viii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Term Lender that has consented in writing to such amendment, consent or waiver if such consent is required pursuant to Section 8.1 hereof; provided, however, that the Term Agent hereby appoints, authorizes and directs each Term Lender to act as collateral sub-agent for the Term Agent and the Term Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Borrower with, and cash and Cash Equivalents held by, such Term Lender, and may further authorize and direct the Term Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Term Agent, and each Term Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)                Limited Duties. Under the Loan Documents, the Term Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Term Agent”, the terms “agent”, and “collateral agent” and similar terms in any Loan Document to refer to the Term Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Term Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against the Term Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

7.2          Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (a) any action taken by the Term Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Term Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by the Term Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (c) the exercise by the Term Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

7.3          Use of Discretion.

(a)                The Term Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Term Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Term Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Term Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Term Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law.

(b)                The Term Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or its Affiliates that is communicated to or obtained by the Term Agent or any of its Affiliates in any capacity.

(c)                Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Term Agent in accordance with the Loan Documents for the benefit of all the Term Lenders; provided that the foregoing shall not prohibit (i) the Term Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Term Agent) hereunder and under the other Loan Documents, or (ii) any Term Lender from exercising setoff rights in accordance with Section 8.11; and provided further that if at any time there is no Person acting as the Term Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Term Agent pursuant to Section 6.2 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 8.11, any Term Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

7.4         Delegation of Rights and Duties. The Term Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VII to the extent provided by the Term Agent.

7.5         Reliance and Liability.

(a)                The Term Agent may, without incurring any liability hereunder, (i) treat the payee of any Term Note as its holder until such Term Note has been assigned in accordance with Section 8.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Borrower) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)                None of the Term Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Borrower hereby waive and shall not assert (and each Borrower shall cause each other Borrower to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Term Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Term Agent:

(i)                 shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Term Agent, when acting on behalf of the Term Agent);

(ii)               shall not be responsible to any Term Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)             makes no warranty or representation, and shall not be responsible, to any Term Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Borrower or any Related Person of any Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Term Lenders) omitted to be transmitted by the Term Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Term Agent in connection with the Loan Documents; and

(iv)              shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Borrower or any of its Subsidiaries or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative or any Term Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Term Agent shall promptly give notice of such receipt to all Term Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Term Lender and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Borrower to waive and agree not to assert) any right, claim or cause of action it might have against the Term Agent based thereon.

(c)                Each Term Lender (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Borrowers and their Subsidiaries and (ii) agrees that it shall not rely on any audit or other report provided by the Term Agent or its Related Persons (an “Agent Report”). Each Term Lender further acknowledges that any Agent Report (i) is provided to the Term Lenders solely as a courtesy, without consideration, and based upon the understanding that such Term Lender will not rely on such Agent Report, (ii) was prepared by the Term Agent or its Related Persons based upon information provided by the Borrowers solely for the Term Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by the Term Agent or its Related Persons regarding the operations and condition of the Borrowers. Neither the Term Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of the Term Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by the Term Agent or the Term Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d)                Neither the Term Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Term Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Term Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Term Lender’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Term Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Term Lender releases, and agrees that it will not assert, any claim against the Term Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Term Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless the Term Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Term Lender arising out of such Term Lender’s access to any Agent Report or any discussion of its contents.

7.6         Term Agent Individually. The Term Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Borrower or Affiliate thereof as though it were not acting as the Term Agent and may receive separate fees and other payments therefor. To the extent the Term Agent or any of its Affiliates makes any portion of the Term Loan or otherwise becomes a Term Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Term Lender and the terms “Term Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Term Agent or such Affiliate, as the case may be, in its individual capacity as a Term Lender or as one of the Required Lenders.

7.7          Term Lender Credit Decision.

(a)                Each Term Lender acknowledges that it shall, independently and without reliance upon the Term Agent, any Term Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Term Loan) solely or in part because such document was transmitted by the Term Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Borrower and their respective Subsidiaries and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Term Agent to the Term Lenders, the Term Agent shall not have any duty or responsibility to provide any Term Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Borrower or any Affiliate of any Borrower that may come in to the possession of the Term Agent or any of its Related Persons.

7.8          Expenses; Indemnities; Withholding.

(a)                Each Term Lender agrees to reimburse the Term Agent and each of its Related Persons (to the extent not reimbursed by any Borrower) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes) that may be incurred by the Term Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b)                Each Term Lender further agrees to indemnify the Term Agent and each of its Related Persons (to the extent not reimbursed by any Borrower), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 7.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Term Lender) that may be imposed on, incurred by or asserted against the Term Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Term Agent or any of its Related Persons under or with respect to any of the foregoing.

(c)                To the extent required by any applicable law, the Term Agent may withhold from any payment to any Term Lender under a Loan Document an amount equal to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Term Agent did not properly withhold tax from amounts paid to or for the account of any Term Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Term Lender failed to notify the Term Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or the Term Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Term Lender shall promptly indemnify the Term Agent fully for all amounts paid, directly or indirectly, by the Term Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by the Term Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. The Term Agent may offset against any payment to any Term Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Term Lender but which was not so withheld, as well as any other amounts for which the Term Agent is entitled to indemnification from such Term Lender under this Section 7.8(c).

7.9         Resignation.

(a)                The Term Agent may resign at any time by delivering notice of such resignation to the Term Lenders and the Borrowers, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 7.9. If the Term Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Term Agent. If, after 30 days after the date of the retiring Term Agent’s notice of resignation, no successor Term Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Term Agent may, on behalf of the Term Lenders, appoint a successor Term Agent from among the Term Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default. No Disqualified Lender may be appointed Term Agent.

(b)                Effective immediately upon its resignation, (i) the retiring Term Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Term Lenders shall assume and perform all of the duties of the Term Agent until a successor Term Agent shall have accepted a valid appointment hereunder, (iii) the retiring Term Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Term Agent was, or because such Term Agent had been, validly acting as the Term Agent under the Loan Documents and (iv) subject to its rights under Section 7.3, the retiring Term Agent shall take such action as may be reasonably necessary to assign to the successor Term Agent its rights as Term Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Term Agent, a successor Term Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Term Agent under the Loan Documents.

7.10       Release of Collateral or Borrowers. Each Term Lender hereby consents to the release and hereby directs the Term Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)                any Borrower from its Obligations if all of the Stock and Stock Equivalents of such Person are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b)                any Lien held by the Term Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Borrower in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), and (ii) all of the Collateral and all Borrowers, upon (A) payment and satisfaction in full in immediately available funds of all of the Term Loan and all other Obligations, (B) deposit of cash collateral (or other arrangements reasonably acceptable to the Term Agent) with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Term Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent indemnification Obligations as to which no claim has been asserted) and (C) to the extent requested by the Term Agent, receipt by the Term Agent and the Secured Parties of liability releases from the Borrowers each in form and substance reasonably acceptable to the Term Agent.

Each of the Term Lenders hereby directs the Term Agent, and the Term Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to effect such releases when and as directed in this Section 7.10.

ARTICLE VIII.

MISCELLANEOUS

8.1               Amendments and Waivers.

(a)                No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Term Agent, the Required Lenders (or by the Term Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Term Lenders directly affected thereby (or by the Term Agent with the consent of all the Term Lenders directly affected thereby), in addition to the Term Agent and the Required Lenders (or by the Term Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i)                postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Term Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, (x) the waiver of a Default or Event of Default or the waiver of the imposition of increased interest pursuant to Section 1.3(c) shall not constitute a reduction of interest for purposes hereof and (y) mandatory prepayments pursuant to Section 1.6(b) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(ii)                reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on the Term Loan, or of any fees or other amounts payable hereunder or under any other Loan Document (for the avoidance of doubt, the waiver of a Default or Event of Default or the waiver of the imposition of increased interest pursuant to Section 1.3(c) shall not constitute a reduction of interest for purposes hereof);

(iii)              amend or modify Section 1.8 in any manner that would alter the order of treatment or the pro rata sharing of payments required thereby;

(iv)              amend this Section 8.1 or change (x) the term “Required Lenders” or (y) the percentage of Term Lenders which shall be required for the Term Lenders to take any action hereunder;

(v)               discharge the Borrowers from their payment Obligations under the Loan Documents, permit any assignment of such obligations, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vi)              subordinate (x) all or substantially all of the Liens granted pursuant to the Loan Documents or (y) the Obligations, in each case other than as otherwise permitted hereunder;

(vii)            extend or increase any Term Lender’s any commitments to lend to Borrowers; or

(viii)          (x) release all or substantially all of the value of the Guaranty Agreement (provided that the Term Agent may, without the consent of any Term Lender, release any Guarantor (or all or substantially all of the assets of a Guarantor) that is sold or transferred (other than to any Loan Party) in compliance with Section 5.2 or Section 7.1(b)) or (y) release any Borrower from the Guaranty Agreement without the written consent of each Term Lender;

it being agreed that all Term Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv) through (viii).

(b)                No amendment, waiver or consent shall, unless in writing and signed by the Term Agent, in addition to the Required Lenders or all Term Lenders directly affected thereby, as the case may be (or by the Term Agent with the consent of the Required Lenders or all the Term Lenders directly affected thereby, as the case may be), affect the rights or duties of the Term Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary contained in this Section 8.1, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c)                Notwithstanding anything to the contrary contained in this Section 8.1, the Term Agent and the Borrowers may amend or modify this Agreement and any other Loan Document to (i) cure any ambiguity, omission, defect or inconsistency therein, or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Borrowers.

(d)                If any Term Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has been approved by the Term Agent, then the Term Agent or the Borrowers may, at the Borrowers’ sole expense and effort, upon notice to such Term Lender and the Term Agent, require such Term Lender to assign and delegate, without recourse, all of its interests, rights (other than its existing rights to payments pursuant to Section 9.1 or Section 9.2) and obligations under this Agreement and the related Loan Documents to an eligible assignee (determined in accordance with Section 8.9(b)) that shall assume such obligations (which assignee may be another Term Lender, if a Term Lender accepts such assignment); provided that:

(i)                 the Borrowers shall have paid to the Term Agent the assignment fee (if any) specified in Section 8.9(c);

(ii)               such Term Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); and

(iii)              such assignment does not conflict with applicable Requirements of Law.

A Term Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Term Lender or otherwise, the circumstances entitling the Borrowers to require such assignment cease to apply.

8.2               Notices.

(a)                Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Schedule 8.2 hereof (as such address may be updated from time to time by providing written notice to the other parties hereto in accordance with this Section 8.2(a)), (ii) posted to any E-System approved by or set up by or at the direction of the Term Agent or (iii) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and the Term Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and the Term Agent. Transmissions made by electronic mail to the Term Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Term Agent applicable at the time and previously communicated to the Borrower Representative, and (z) if receipt of such transmission is acknowledged by the Term Agent.

(b)                Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (A) if delivered by hand, upon personal delivery, (B) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (C) if delivered by mail, three (3) Business Days after deposit in the mail, (D) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) above), upon sender’s receipt of confirmation of proper transmission, and (E) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Term Agent pursuant to Article I shall be effective until received by the Term Agent.

(ii)               The posting, completion and/or submission by any Borrower of any communication pursuant to an E-System shall constitute a representation and warranty by the Borrowers that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Borrower in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)                Each Term Lender shall notify the Term Agent in writing of any changes in the address to which notices to such Term Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Term Agent shall reasonably request.

8.3               Electronic Transmissions.

(a)                Authorization. Subject to the provisions of Section 8.2(a), each of the Term Agent, the Term Lenders, each Borrower and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Borrower and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                Signatures. Subject to the provisions of Section 8.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (i) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (B) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirements of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Term Agent, each Secured Party and each Borrower may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirements of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 8.2 and this Section 8.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by the Term Agent and Borrowers in connection with the use of such E-System.

(d)                LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE TERM AGENT, ANY TERM LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE TERM AGENT, ANY TERM LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrowers, each other Borrower executing this Agreement and each Secured Party agrees that the Term Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

8.4               No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Term Agent or any Term Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Borrower, any Affiliate of any Borrower, the Term Agent or any Term Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

8.5               Costs and Expenses. Any action taken by any Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of Term Agent or Required Lenders, shall be at the expense of such Borrower, and neither Term Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Borrower or any Subsidiary of any Borrower therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand: (a) Term Agent for all reasonable and documented fees, disbursements, out-of-pocket costs and expenses (including reasonable travel expenses) incurred by it or any of its Related Persons in connection with the investigation, development, preparation, documentation, negotiation, syndication, execution, interpretation, monitoring or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation, monitoring and administration of any transaction contemplated herein or therein, in each case including Attorney Costs of Term Agent, background checks and similar expenses and, subject to any limitations contained in Section 4.9, the cost of environmental audits, field examinations, Collateral audits and appraisals, (b) Term Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners), in each case, subject to any limitations contained in Section 4.9, (c) Term Agent and each Term Lender and their respective Related Persons for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement, protection or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy (including, without limitation, any efforts to preserve, protect, collect, or enforce the Collateral) or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Borrower, any Subsidiary of any Borrower, Loan Document, Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs of Term Agent, and (d) fees and disbursements of Attorney Costs of one (1) law firm on behalf of all Term Lenders (in addition to Attorney Costs for Term Agent) incurred in connection with any of the matters referred to in clause (c) above.

8.6               Indemnity.

(a)                Each Borrower agrees to indemnify, hold harmless and defend Term Agent, each Term Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of the Term Loan or any securities filing of, or with respect to, any Borrower, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Borrower or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including legal fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirements of Law or theory thereof, including common law, equity, contract, tort or otherwise relating to the transactions contemplated hereby or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Borrower shall have any liability under this Section 8.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted (x) primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (y) from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) from a claim not involving an act or omission of any Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Term Agent in its capacity as such). Furthermore, each of the Borrowers and each other Borrower executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Borrower to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person other than to the extent such liability has resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the provisions of Section 9.1, this Section 8.6(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)                Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Borrower or any Related Person of any Borrower or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Borrower or any Related Person of any Borrower, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Borrower or any Related Person of any Borrower or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Term Agent or following Term Agent or any Term Lender having become the successor-in-interest to any Borrower or any Related Person of any Borrower and (ii) are attributable solely to acts of such Indemnitee.

8.7               Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Borrower or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from any Borrower, from any other Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

8.8               Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Term Lender shall be subject to the provisions of Section 8.9, and provided further that neither of the Borrowers nor any other Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Term Agent and each Term Lender.

8.9               Assignments and Participations; Binding Effect.

(a)                Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Term Agent and when the Term Agent shall have been notified by each Term Lender that such Term Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers (except for Article VII), the Term Agent, each Term Lender and their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 7.9 and Section 8.9), none of the Borrowers, any other Borrower, any Term Lender or the Term Agent shall have the right to assign any rights or obligations hereunder or any interest herein, and any assignment in contravention of the foregoing shall be null and void.

(b)                Right to Assign. Each Term Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of the Term Loan owing to it) to (i) any existing Term Lender, (ii) any Affiliate or Approved Fund of any existing Term Lender or (iii) any other Person (that is not a natural Person) acceptable to the Term Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative (which acceptance shall not be unreasonably withheld and shall be deemed to have been given, other than with respect to a purported assignment to a Disqualified Lender, unless an objection is delivered to the Term Agent in writing within ten (10) Business Days after a notice of a proposed Sale is delivered to the Borrower Representative); provided, however, that (w) the aggregate commitment and/or outstanding principal amount (determined as of the effective date of the applicable Assignment) of the portion of the Term Loan subject to any such Sale shall be in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, unless such Sale is made to an existing Term Lender or an Affiliate or Approved Fund of any existing Term Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of Term Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by the Term Agent, and (y) interest and fees accrued prior to and through the date of any such Sale may not be assigned. Without limiting the foregoing, no Sale shall be made to (i) a Borrower or an Affiliate of a Borrower, (ii) a holder of Subordinated Indebtedness or an Affiliate of such a holder or (iii) a Disqualified Lender.

(c)                Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Term Agent an Assignment via an electronic settlement system designated by the Term Agent (or, if previously agreed with the Term Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Term Note subject to such Sale (or any affidavit of loss therefor acceptable to the Term Agent), any tax forms required to be delivered pursuant to Section 9.1 and payment of an assignment fee in the amount of $3,500 to the Term Agent, unless waived or reduced by the Term Agent; provided, that (i) if a Sale by a Term Lender is made to an Affiliate or an Approved Fund of such assigning Term Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Term Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Term Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by the Term Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of the first sentence of Section 8.9(b), upon the Term Agent (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Term Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)                Effectiveness. Subject to the recording of an Assignment by the Term Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Term Lender, (ii) any applicable Term Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Term Lender’s rights and obligations under the Loan Documents, such Term Lender shall cease to be a party hereto).

(e)                Grant of Security Interests. In addition to the other rights provided in this Section 8.9, each Term Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loan), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Term Agent or (ii) any holder of, or trustee for the benefit of the holders of, such Term Lender’s Indebtedness or equity securities, by notice to the Term Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Term Lender hereunder and no such Term Lender shall be relieved of any of its obligations hereunder.

(f)                 Participants and SPVs. In addition to the other rights provided in this Section 8.9, each Term Lender may, (i) with notice to the Term Agent, grant to an SPV the option to make all or any part of the Term Loan that such Term Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of the Term Loan pursuant thereto shall satisfy the obligation of such Term Lender to make such Term Loan hereunder) and such SPV may assign to such Term Lender the right to receive payment with respect to any Obligation and (ii) without notice to or consent from the Term Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (x) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make any portion of the Term Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Term Lender hereunder, (y) such Term Lender’s rights and obligations, and the rights and obligations of the Borrowers and the Secured Parties towards such Term Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Term Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article IX, but, with respect to Section 9.1, only to the extent such participant or SPV delivers the tax forms such Term Lender is required to collect pursuant to Section 9.1(f) (which tax forms will be delivered to the participating Term Lender) and then only to the extent of any amount to which such Term Lender would be entitled in the absence of any such grant or participation, except for any increase in such amount resulting from a change in law occurring after such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Term Lender with respect to the portion of the Term Loan funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Term Agent by such SPV and such Term Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (z) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Term Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Term Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (i) and (ii) of Section 8.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (iv) of Section 8.1(a). No party hereto shall institute (and the Borrowers shall cause each other Borrower not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Term Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the payment in full of the Obligations. Each Term Lender that sells a participation or grants an option to an SPV pursuant to this Section 8.9(f) shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each such participant or SPV and the principal amounts (and stated interest) of each such participant’s or SPV’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Term Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any SPV or participant or any information relating to an SPV’s or participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Term Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or option for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Term Agent (in its capacity as Term Agent) shall have no responsibility for maintaining a Participant Register.

8.10           Non-Public Information; Confidentiality.

(a)                Non-Public Information. Term Agent and each Term Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Borrowers and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws.

(b)                Confidential Information. Each Term Lender and Term Agent agrees to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons, funding sources and investment committees of such Term Lender, or Term Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 8.10 or (B) available to such Term Lender or Term Agent or any of their Related Persons, as the case may be, from a source (other than any Borrower) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) on a confidential basis to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Borrowers, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants and to their respective Related Persons, in each case to the extent such assignees, investors, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 8.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) to any rating agency (provided that, prior to any such disclosure, such holder shall make the recipient of such Confidential Information aware of the confidential nature of the same), and (x) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Term Lender or Term Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Borrowers or their Related Persons referring to a Term Lender or Term Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 8.10 and those of any other Contractual Obligation entered into with any Borrower (whether or not a Loan Document), the terms of this Section 8.10 shall govern.

(c)                Tombstones. Neither the Term Agent or any Term Lender may publish advertising material (including press releases) relating to the financing transactions contemplated by this Agreement using any Borrower’s name, product photographs, logo or trademark without the prior consent of the Borrower Representative.

(d)                Press Release and Related Matters. No Borrower shall, and no Borrower shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Borrower) using the name, logo or otherwise referring to GACP or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Term Agent is party without the prior consent of GACP except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GACP; provided, that no such consultation shall be required with respect to required SEC disclosures.

(e)                Distribution of Materials to Term Lenders. The Borrowers acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Borrowers hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Term Agent, and made available, to the Term Lenders by posting such Borrower Materials on an E-System. The Borrowers authorize Term Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)                 Material Non-Public Information. The Borrowers hereby agree that if either they, any parent company or any Subsidiary of the Borrowers has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Borrowers agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Term Agent and the Term Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Borrowers further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Borrowers or Term Agent. Before distribution of any Borrower Materials, the Borrowers agree to execute and deliver to Term Agent a letter authorizing distribution of the evaluation materials to prospective Term Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

8.11           Set-off; Sharing of Payments.

(a)                Right of Setoff. Each of Term Agent, each Term Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Term Agent, such Term Lender or any of their respective Affiliates to or for the credit or the account of any Borrower or any other Borrower against any Obligation of any Borrower now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Term Lender shall exercise any such right of setoff without the prior consent of Term Agent or Required Lenders. Each of Term Agent and each Term Lender agrees promptly to notify the Borrower Representative and Term Agent after any such setoff and application made by such Term Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 8.11 are in addition to any other rights and remedies (including other rights of setoff) that Term Agent, the Term Lenders, their Affiliates and the other Secured Parties, may have.

(b)                Sharing of Payments, Etc. If any Term Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Borrower (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 8.9 or Article IX and such payment exceeds the amount such Term Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Term Agent in accordance with the provisions of the Loan Documents, such Term Lender shall purchase in cash from other Term Lenders such participations in their Obligations as necessary for such Term Lender to share such excess payment with such Term Lenders to ensure such payment is applied as though it had been received by the Term Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Term Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Term Lender without interest and (ii) such Term Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Term Lender were the direct creditor of the applicable Borrower in the amount of such participation.

8.12           Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.13           Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

8.14           Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

8.15           Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

8.16           Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Borrowers, the Term Agent, each Term Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Term Lenders or the Term Agent merely because of the Term Agent’s or the Term Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 8.18 and 8.19.

8.17           No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Term Lenders and the Term Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Term Agent nor any Term Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

8.18           Governing Law and Jurisdiction.

(a)                Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) BUT WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)                Submission to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO EXECUTING THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF THE TERM AGENT TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT THE TERM AGENT DETERMINES THAT SUCH ACTION IS NECESSARY OR APPROPRIATE TO EXERCISE ITS RIGHTS OR REMEDIES UNDER THE LOAN DOCUMENTS. THE PARTIES HERETO (AND, TO THE EXTENT SET FORTH IN ANY OTHER LOAN DOCUMENT, EACH OTHER BORROWER) HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(c)                Service of Process. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND OTHER DOCUMENTS AND OTHER SERVICE OF PROCESS OF ANY KIND AND CONSENTS TO SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA WITH RESPECT TO OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT BY ANY MEANS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING BY THE MAILING THEREOF (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) TO THE ADDRESS OF THE DESIGNATED BORROWER SPECIFIED HEREIN (AND SHALL BE EFFECTIVE WHEN SUCH MAILING SHALL BE EFFECTIVE, AS PROVIDED THEREIN). EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d)                Non-Exclusive Jurisdiction. NOTHING CONTAINED IN THIS SECTION 8.18 SHALL AFFECT THE RIGHT OF THE TERM AGENT OR ANY TERM LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

8.19           Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

8.20           Entire Agreement; Release; Survival.

(a)                 THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY BORROWER AND ANY TERM LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)                Execution of this Agreement by the Borrowers constitutes a full, complete and irrevocable release of any and all claims which each Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each party hereto hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)                (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 8.20, Sections 8.5 (Costs and Expenses) and 8.6 (Indemnity) and Article VII (Term Agent) and Article IX (Taxes and Yield Protection) and (ii) the provisions of Section 7.1 of the Security Agreement, in each case, shall (x) survive the payment in full of all Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

8.21           Patriot Act. Each Term Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Term Lender to identify each Borrower in accordance with the Patriot Act.

8.22           Additional Waivers.

(a)                The Obligations are the joint and several obligation of each Borrower. To the fullest extent permitted by applicable law, the obligations of each Borrower shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Term Agent or any other Secured Party.

(b)                The obligations of each Borrower shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Term Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c)                To the fullest extent permitted by applicable law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the indefeasible payment in full in cash of all the Obligations. The Term Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to them against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(d)                Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations, and, so long as an Event of Default has occurred and is continuing, no Borrower will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Borrower on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower, so long as an Event of Default has occurred and is continuing, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Term Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting a portion of the Term Loan made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

8.23           Creditor-Debtor Relationship. The relationship between the Term Agent, and each Term Lender, on the one hand, and the Borrowers, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Borrower arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Borrowers by virtue of, any Loan Document or any transaction contemplated therein.

8.24           Actions in Concert. Notwithstanding anything contained herein to the contrary, each Term Lender hereby agrees with each other Term Lender that no Term Lender shall take any action to protect or enforce its rights against any Borrower arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Term Agent or Required Lenders, it being the intent of the Term Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Term Agent or Required Lenders.

8.25           Agency of the Borrower Representative for Each Other Borrower. Each Borrower irrevocably appoints the Borrower Representative as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Borrower Representative, whether or not any other Borrower joins therein, and the Term Agent and the Term Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Borrower Representative under this Section 8.25; provided that nothing in this Section 8.25 shall limit the effectiveness of, or the right of the Term Agent and the Term Lenders to rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement. The Borrower Representative agrees that the Term Agent, the Term Lenders and their Affiliates may have economic interests that conflict with those of the Borrower Representative, the other Borrowers, their respective Subsidiaries and their Affiliates, and none of the Term Agent, the Term Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrower Representative, the other Borrowers or any of their respective Subsidiaries.

8.26           Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE IX.

TAXES, YIELD PROTECTION AND ILLEGALITY

9.1               Taxes.

(a)                Except as otherwise provided in this Section 9.1, each payment by or on account of any obligation of any Borrower under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities (including penalties, interest, and additions to tax) with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).

(b)                If any Taxes shall be required by any Requirements of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 9.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Borrower shall make such deductions, (iii) the relevant Borrower shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) as soon as practicable after such payment is made, the relevant Borrower shall deliver to Term Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Term Agent.

(c)                In addition, the Borrowers agree to pay, and authorize Term Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirements of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay by the Borrowers in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). As soon as practicable after the date of any payment of Other Taxes by any Borrower, the Borrower Representative shall furnish to Term Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Term Agent.

(d)                The Borrowers shall reimburse and indemnify, on a joint and several basis, within 10 days after receipt of demand therefor (with copy to Term Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 9.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto; provided, that the Borrowers shall not be required to compensate any Secured Party for amounts incurred more than 180 days prior to the date that such Secured Party notifies such Borrower, in writing of the amounts and of such Secured Party’s intention to claim compensation thereof. A certificate of the Secured Party (or of Term Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Term Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Term Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)                Any Term Lender claiming any additional amounts payable pursuant to this Section 9.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Term Lender, be otherwise disadvantageous to such Term Lender, including, for the avoidance of doubt, subjecting such Term Lender to any unreimbursed cost or expense.

(f)                 Any Term Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Term Agent, at the time or times reasonably requested by the Borrower Representative or the Term Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Term Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Term Lender, if reasonably requested by the Borrower Representative or the Term Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Term Agent as will enable the Borrower Representative or the Term Agent to determine whether or not such Term Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(i), (f)(ii), and (f)(v) below) shall not be required if in the Term Lender’s reasonable judgment such completion, execution or submission would subject such Term Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Term Lender. Notwithstanding the generality of the foregoing:

(i)                 Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Term Agent (or, in the case of a participant or SPV, the relevant Term Lender), provide Term Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Term Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E, as applicable (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements and documents, including those for the beneficial owners) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E, as applicable (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Term Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to payments to be made to such Non-U.S. Lender Party under the Loan Documents; provided, however, that no document shall be required under this clause (C) to the extent the completion, execution, or submission of such document would, in such Non-U.S. Lender Party’s reasonable judgment, subject it to any material unreimbursed cost or expense or materially prejudice its legal or commercial position.

(ii)               Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Term Agent (or, in the case of a participant or SPV, the relevant Term Lender), provide Term Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Term Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)             Each Term Lender having sold a participation in any of its Obligations or identified an SPV as such to Term Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Term Agent.

(iv)              Nothing in this Section 9.1(f) shall require any U.S. Lender Party or Non-U.S. Lender Party to provide any documentation that it is not legally entitled to deliver.

(v)                If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Term Agent and Borrower Representative any documentation under any Requirements of Law or reasonably requested by Term Agent or Borrower Representative sufficient for Term Agent or Borrower Representative to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

9.2               Increased Costs and Reduction of Return.

(a)                If any Term Lender shall have determined that:

(i)                 the introduction of any Capital Adequacy Regulation;

(ii)                any change in any Capital Adequacy Regulation;

(iii)              any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)              compliance by such Term Lender (or its Lending Office) or any entity controlling the Term Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Term Lender or any entity controlling such Term Lender and (taking into consideration such Term Lender’s or such entities’ policies with respect to capital adequacy and such Term Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its loans, credits or obligations under this Agreement, or if any change of a Requirement of Law subjects a Secured Party to any Taxes (other than Excluded Taxes, Other Taxes, or Taxes imposed on or with respect to a payment by or on behalf of a Borrower hereunder) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto, then, within thirty (30) days of demand of such Term Lender (with a copy to the Term Agent), the Borrowers shall pay to such Term Lender, from time to time as specified by such Term Lender, additional amounts sufficient to compensate such Term Lender (or the entity controlling the Term Lender) for such increase or such Taxes; provided, that the Borrowers shall not be required to compensate any Term Lender for amounts incurred more than 180 days prior to the date that such Term Lender notifies such Borrower, in writing of the amounts and of such Term Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirements of Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (a) above, as applicable, regardless of the date enacted, adopted or issued.

9.3               Certificates of Term Lenders. Any Term Lender claiming reimbursement or compensation pursuant to this Article IX shall deliver to the Borrowers (with a copy to the Term Agent) a certificate setting forth in reasonable detail the amount payable to such Term Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

9.4               Effect of Benchmark Transition Event.

(a)                Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Term Agent and the Borrowers may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Term Agent has posted such proposed amendment to all Term Lenders and the Borrowers so long as the Term Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Term Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 9.4 will occur prior to the applicable Benchmark Transition Start Date.

(b)                Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Term Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)                Notices; Standards for Decisions and Determinations. The Term Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Term Agent or Term Lenders pursuant to this Section 9.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 9.4.

(d)                Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, interest on the Term Loan shall accrue and be payable at the Alternative Rate.

(e)                Benchmark Replacement Floor. Notwithstanding anything else herein, any definition of Benchmark Replacement shall provide that in no event shall such Benchmark Replacement be less than two percent (2.00%) for purposes of this Agreement.

ARTICLE X.

DEFINITIONS; OTHER INTERPRETIVE PROVISIONS

10.1           Defined Terms. The following terms have the following meanings:

“Accommodation Payment” has the meaning set forth in Section 8.22(d).

“Acceptable Appraisal” means, with respect to an appraisal of the Emmis FCC Licenses, the most recent appraisal of such property received by the Term Agent (a) from an appraisal company satisfactory to Term Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to the Term Agent, and (c) the results of which are satisfactory to the Term Agent, in each case, in its discretion.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, division, or unit of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Activation Notice” has the meaning set forth in Section 4.11(b).

“Additional Term Loan” has the meaning set forth in Section 1.1(a)(i).

“Additional Term Loan Commitments” means, for any Term Lender, the commitment of such Term Lender to make its portion of the Additional Term Loan hereunder to the Borrowers, expressed as an amount representing the maximum aggregate principal amount of such Term Lender’s portion of the Additional Term Loan, as such amount may be reduced or increased from time to time pursuant to the terms of this Agreement. The initial amount of each Term Lender’s Additional Term Loan Commitment is set forth in Schedule 1.1 or in the Assignment pursuant to which such Term Lender assumed its Additional Term Loan Commitment. As of the Effective Date, the aggregate Additional Term Loan Commitments are $23,444,646.74.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Borrower or of any Subsidiary of any Borrower solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Emmis Communications Corporation and its subsidiaries shall not be deemed to be Affiliates solely by reason of actions taken pursuant to the Emmis Radio Acquisition Agreement and ancillary agreements.

“Agent Report” has the meaning set forth in Section 7.5(c).

“Agreement” has the meaning specified in the preamble to this Agreement.

“Allocable Amount” has the meaning set forth in Section 8.22(d).

“Alternative Rate” means, at any date of determination, a rate per annum equal to the sum of (a) the Prime Rate plus (b) six and one half percent (6.50%).

“Anti-Corruption Laws” has the meaning set forth in Section 3.28.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.27.

“Applicable BCF Multiple” means with respect to Billboard Cash Flow of the Borrowers attributable to billboards, 3.50.

“Applicable Margin” means seven and one half percent (7.50%) per annum.

“Applicable Reference Period” means, at any date of determination, the then most recent period of four (4) consecutive Fiscal Quarters for which financial statement have been or are required under Section 4.1 to have been delivered to the Term Agent.

“Approved Fund” means, with respect to any Term Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Term Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Term Lender, (ii) any Affiliate of such Term Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Term Lender.

“Assignment” means an assignment agreement entered into by a Term Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 8.9 (with the consent of any party whose consent is required by Section 8.9), accepted by the Term Agent, substantially in the form of Exhibit 10.1(a) or any other form approved by the Term Agent.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel (including local counsel, if applicable).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Term Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than two percent (2.00%), the Benchmark Replacement will be deemed to be two percent (2.00%)for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Term Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes that the Term Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Term Agent in a manner substantially consistent with market practice (or, if the Term Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Term Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Term Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to LIBOR:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Term Agent or the Required Lenders, as applicable, by notice to the Borrower, the Term Agent (in the case of such notice by the Required Lenders) and the Term Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 9.4 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 9.4.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) other than a Multiemployer Plan, to which any Borrower incurs or otherwise has any obligation or liability, contingent or otherwise.

“Billboard Acquisition” means the Acquisition by MediaCo of all of the Stock of FMG Kentucky, LLC and FMG Valdosta, LLC pursuant to the Billboard Acquisition Agreement, which Acquisition will be consummated on the Effective Date.

“Billboard Acquisition Agreement” means that certain Equity Purchase Agreement, dated as of October 16, 2019, by and among MediaCo (by virtue of an assignment from Billboards LLC, a Delaware limited liability company, of all of its rights thereunder), Fairway Outdoor Advertising Group, LLC, FMG Kentucky, LLC and FMG Valdosta, LLC.

“Billboard Borrowing Base” means, as of any date of determination, the result of:

(a)       the product of (i) Billboard Cash Flow of the Borrowers for the most recent trailing twelve (12) month period for which financial statements have been or are required under Section 2.1(e) or Section 4.1 to have been delivered to the Term Agent multiplied by (ii) the Applicable BCF Multiple, less

(b)       Reserves.

“Billboard Cash Flow” means, for any period, with respect to billboards owned by the Borrowers, the result of (a) gross advertising revenue of such Borrowers with respect to such billboards for such period, determined in accordance with GAAP, minus (b) direct costs with respect to such billboards for such period, determined in accordance with GAAP, including without limitation lease payments, site lease expense, illumination, administrative expense, sales commissions, sales expense, maintenance, repairs, subcontract services, property taxes, utilities, permits, insurance, divisional expenses and professional services.

“Billboard Entities” means, collectively, FMG Kentucky, LLC and FMG Valdosta, LLC.

“Borrower Materials” has the meaning specified in Section 8.10(e).

“Borrower Representative” means MediaCo in its capacity as set forth in Section 8.25.

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrowing Base” shall mean, at any time of calculation, an amount equal to the sum of (a) the Billboard Borrowing Base and (b) the Radio Borrowing Base.

“Borrowing Base Certificate” means a certificate of the Borrowers in substantially the form of Exhibit 4.2(c).

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any funding, conversion, continuation, or payment of the Term Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Term Lender or of any corporation controlling a Term Lender.

“Capital Expenditures” means, with respect to the Borrowers and their Subsidiaries for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset, net of any proceeds or credits received upon a sale or trade of existing assets.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Term Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 360 days.

“Change in Control” means that, at any time, (a) one or more Standard General Controlled Funds fail to own and control, directly or indirectly, fifty-one percent (51%) or more of the aggregate Voting Power represented by the issued and outstanding Stock of MediaCo, (b) a majority of the members of the board of directors of MediaCo do not constitute Continuing Directors, or (c) MediaCo fails to own and control, directly or indirectly, 100% of the Stock of each Borrower and any other direct or indirect Subsidiary of MediaCo formed or acquired after the Effective Date free and clear of all Liens (other than the Liens in favor of the Term Agent pursuant to the Loan Documents).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Borrower, upon which a Lien in favor of the Term Agent, on behalf of itself, the Term Lenders and the other Secured Parties, is granted, purported to be granted or otherwise exists, in each case, to secure the Obligations, whether under this Agreement or under any Collateral Document.

“Collateral Assignment of R&W Insurance Policy” means that certain Collateral Assignment of Buyer-Side Representation and Warranties Insurance Policy as Collateral Security dated as of the Effective Date, by and among the Borrowers, the Term Agent and AIG Specialty Insurance Company, as insurer.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages (if any), each Control Agreement, the Collateral Assignment of R&W Insurance Policy and all other security agreements, pledge agreements, patent security agreements, copyright security agreements, trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Borrower and the Term Agent for the benefit of the Term Agent, the Term Lenders and other Secured Parties now or hereafter delivered to the Term Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of the Term Agent for the benefit of the Term Agent, the Term Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Communications Act” means the Communications Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the FCC or any other similar or successor agency thereunder.

“Communications Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by a Governmental Authority (including the FCC) relating in any way to the use of radio frequency spectrum or the offering or provision of video, communications, telecommunications or information services (including the Communications Act).

“Competitor” means (i) any competitor of any Loan Party that is an operating company directly and primarily engaged in the same or a substantially similar line of business as such Loan Party and (ii) any customer and supplier of any Loan Party (other than any customer or supplier that is a bank, financial institution, other institutional lender or an affiliate thereof).

“Compliance Certificate” means a certificate of the Borrowers in substantially the form of Exhibit 4.2(b).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial position, cash flows, or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person and its Subsidiaries on a Consolidated basis for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), (vi) unusual or non-recurring charges, expenses or losses not to exceed fifteen (15%) of Consolidated EBITDA in any twelve Fiscal Month period (calculated prior to giving effect to such addbacks and adjustments), and (vii) to the extent paid or payable in cash, expenses incurred in such period in connection with entering into (1) Permitted Indebtedness and any amendments thereto, (2) the Emmis Radio Acquisition, (3) the Billboard Acquisition, (4) Permitted Acquisitions and (5) this Agreement and any amendments, waivers or modifications thereto, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) benefit for income taxes and (iii) any unusual or non-recurring gains and any non-cash items of income for such period, all calculated for MediaCo and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a)  Consolidated EBITDA, to (b) the sum of (i) Consolidated Interest Expense paid or payable in cash by Borrowers during such period, plus (ii) all scheduled principal payments made by Borrowers during such period on account of Indebtedness (including, without limitation, obligations with respect to Capital Leases, but excluding all voluntary and mandatory prepayments and all principal payments made in connection with any revolving credit facility which do not result in a permanent reduction of such facility), plus (iii) Restricted Payments paid in cash by MediaCo during such period, in each case determined in accordance with GAAP to the extent applicable, plus (iv) Unfinanced Capital Expenditures paid in cash by Borrowers during such period, plus (v) the aggregate amount (but not less than $0) of federal, state, local and foreign income taxes paid in cash by Borrowers during such period provided that, notwithstanding anything to the contrary contained herein, solely for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio for any period ending prior to the first anniversary of the Original Closing Date, the amount of the items set forth in clauses (b)(i) and (b)(ii) above shall be calculated for the period from the Original Closing Date through and including the date of determination and multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries on a Consolidated basis for any period, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, and (d) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of MediaCo and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the MediaCo or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the MediaCo or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the MediaCo or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) with respect to any performance bonds, bonds, bank guaranties issued under bank facilities or otherwise or other similar instruments, (d) under any Rate Contracts; (e) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (f) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

“Continuing Director” means (a) any member of the board of directors of MediaCo who was a director of MediaCo on the Effective Date, and (b) any individual who becomes a member of the board of directors of MediaCo after the Effective Date if such individual was approved, appointed or nominated for election to the board of directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Effective Date in an actual or threatened election contest relating to the election of the directors of MediaCo and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Account” means each deposit account, securities account, or commodities account now or hereafter owned by the Borrowers, other than an Excluded Account.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Term Agent, among the Term Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Borrower maintaining such account, entitlement or contract, as applicable, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Term Agent.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414 of the Code.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Customary Permitted Encumbrances” means:

(a)               Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 4.7(b);

(b)               carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(c)               pledges and deposits made in the Ordinary Course of Business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) to secure bids, tenders, leases (other than Capital Leases), surety bonds and similar obligations;

(d)               Liens (including rights of set off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits permitted by this Agreement and Liens in favor of collecting banks arising in the Ordinary Course of Business and pursuant to the UCC;

(e)                judgment liens in respect of judgments (other than for payment of taxes, assessments or other governmental charges) that do not constitute an Event of Default under Section 6.1(h);

(f)                Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(g)                easements, zoning restrictions, rights-of-way, minor defects and irregularities in title and similar encumbrances on real property imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the Ordinary Course of Business of any Borrower or any Subsidiary;

(h)                leases or licenses of Intellectual Property, broadcast tower space, broadcast subchannels to the extent allowed by law, broadcast spectrum (except main station licenses and to the extent allowed by law), real estate, or similar assets entered into in the Ordinary Course of Business which do not interfere in any material respect with the business of any Borrower or Subsidiary of a Borrower; and

(i)                 liens on the unearned portion of insurance premiums, dividends and loss payments securing the financing of insurance premiums.

provided that the term “Customary Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, including, but not limited to, any allocation of assets among newly divided limited liability companies in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), including but not limited to, Section 18-217 of the Delaware Limited Liability Company Act.

“Disqualified Lenders” means (i) those Persons who are Competitors and (ii) any known Affiliate of any Person referred to in clause (i) above that is readily identifiable as such on the basis of such Affiliate’s name; provided that an Affiliate of a Competitor shall not include any such Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which any such Person referred to in clause (i) above does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Early Opt-in Election” means the occurrence of:

(a)                a determination by the Term Agent or (ii) a notification by the Required Lenders to the Term Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 9.4 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b)                the election by the Term Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Term Agent of written notice of such election to the Borrower Representative and the Lenders or by the Required Lenders of written notice of such election to the Term Agent.

“Early Termination Fee” shall have the meaning specified in Section 1.7(c)(i).

“Early Termination Fee Event” shall have the meaning specified in Section 1.7(c)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution in clauses (a) or (b) of this definition and is subject to consolidated supervision of its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” mean any public administrate authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means December 13, 2019.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, or otherwise to or from an E-System.

“Emmis FCC Licenses” means the main station licenses for the radio broadcast stations (i) WQHT(FM) New York, New York (FCC Facility ID: 19615) and (ii) WBLS (FM), New York, New York (FCC Facility ID: 28203).

“Emmis Radio Acquisition” means the Acquisition by SG Broadcasting LLC of all of the Class B Common Stock of MediaCo Holding Inc. pursuant to the Emmis Radio Acquisition Agreement, which Acquisition was consummated on the Original Closing Date.

“Emmis Radio Acquisition Agreement” means the Contribution and Distribution Agreement, dated as of June 28, 2019, by and among Emmis Communications Corporation, MediaCo Holding Inc. and SG Broadcasting LLC.

“Emmis Radio Seller” means Emmis Communications Corporation, an Indiana corporation.

“Emmis Radio Seller Note” means the Unsecured Convertible Promissory Note dated as of November 25, 2019, made by MediaCo to the Emmis Radio Seller, in the original principal amount of $5,000,000.

“Emmis Radio Seller Note Subordination Agreement” means the Seller Note Subordination Agreement, dated as of November 25, 2019, by and between the Emmis Radio Seller and the Term Agent.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Borrower or any Subsidiary of any Borrower as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Borrower or any Subsidiary of any Borrower, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Borrower and any Person under common control or treated as a single employer with, any Borrower, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal within the meaning of Sections 4203 or 4205 of ERISA of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a written determination from the Internal Revenue Service or any other Governmental Authority regarding the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; or (m) the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Effective Date, by and among MediaCo, Standard General Master Fund L.P., Standard General Master Fund II L.P., P Standard General Ltd., GACP II, L.P. and Wilmington Trust, National Association, as escrow agent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.1. An Event of Default shall be deemed to be continuing unless and until such Event of Default has been waived in accordance with Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, for any Fiscal Year of the Borrowers, the excess (if any) of (a) Consolidated EBITDA for such Fiscal Year over (b) the sum (for such Fiscal Year) of (i) Consolidated Interest Expense actually paid or payable in cash by the Borrowers and their Subsidiaries, (ii) scheduled principal repayments and mandatory prepayments (together with any Early Termination Fee thereon), to the extent actually made, of the Term Loan pursuant to Section 1.6, (iii) all income taxes actually paid or payable in cash by the Borrowers and their Subsidiaries, (iv) Restricted Payments made paid in cash by MediaCo during such period, (v) Capital Expenditures actually made by the Borrowers and their Subsidiaries in such Fiscal Year, other than any Investment made by the Borrowers pursuant to Section 5.4(i) and (vi) all voluntary principal prepayments, to the extent actually made, of the Term Loan pursuant to Section 1.5(a) (together with any Early Termination Fee thereon).

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means, collectively, deposit accounts (a) used as payroll accounts, trust accounts, accounts used for withholding tax, goods and services tax, sales tax or payroll tax; provided that, in all cases described in this definition, such accounts shall be “Excluded Accounts” only to the extent such accounts are funded by the Borrowers in the Ordinary Course of Business or as required by applicable law, such accounts are used exclusively for the purposes intended by such accounts and no other amounts are funded in such accounts, (b) zero balance accounts and (c) containing, with average daily balances, less than $100,000 for any one account and less than $250,000 in the aggregate for all such accounts over any five (5) consecutive Business Days.

“Excluded Rate Obligation” means, with respect to any Loan Party, any Contingent Obligation under any Rate Contracts if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Contingent Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Contingent Obligation. If a Contingent Obligation under any Rate Contract arises under a master agreement governing more than one Rate Contract, such exclusion shall apply to only the portion of such Contingent Obligations that is attributable to Rate Contracts for which such Guarantee or security interest becomes illegal or unlawful.

“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document, or sold or assigned any interest in any Loan or Loan Document); (b) U.S. federal withholding taxes imposed on a Term Lender to the extent that the obligation to withhold amounts existed on the date that such Person became a “Term Lender” under this Agreement in the capacity under which such Person makes a claim under Section 9.1(b) or designates a new Lending Office (in each case, other than pursuant to a request by any Borrower), except in each case to the extent such Person was entitled before it designated a new Lending Office, or is a direct or indirect assignee of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 9.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirements of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 9.1(f), and (d) in the case of a Non-U.S. Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party’s failure to comply with FATCA to establish a complete exemption from withholding thereunder.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Term Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Term Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code and any amended or successor provisions thereto, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“FCC” means the Federal Communications Commission, and any successor agency of the United States government exercising substantially equivalent powers.

“FCC License” means any governmental authorization material to the operation of (i) WQHT(FM) New York, New York (FCC Facility ID: 19615), (ii) WBLS (FM), New York, New York (FCC Facility ID: 28203) or (iii) any other main station license owned by a Borrower or Subsidiary thereof, in each case, granted by the FCC pursuant to the Communications Act, or by any other Governmental Authority pursuant to Communications Laws, to any Loan Party or assigned or transferred to any Loan Party pursuant to Communications Laws.

“FCC License Holder” means (a) as of the Effective Date, MediaCo WBLS License, LLC and MediaCo WQHT License, LLC and (b) after the Effective Date, any Subsidiary that MediaCo designates to hold FCC Licenses.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Term Agent on such day on such transactions as determined by the Term Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the letter agreement, dated as of the date hereof, between the Borrowers and the Term Agent, as amended from time to time.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Fiscal Month” means any of the monthly accounting periods of the Borrowers ending on last day of each calendar month.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers ending on last day of each calendar quarter.

“Fiscal Year” means any of the annual accounting periods of the Borrowers ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall be in an amount equal to the full, unpaid balance of the Term Loan and any prior Liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by the Term Agent and the Required Lenders, with deductibles not to exceed $50,000.

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more of the Borrowers or their Subsidiaries have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more of the Borrowers or their Subsidiaries for their employees or former employees.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Funds Flow Memorandum” shall have the meaning specified in Section 2.1(b).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 10.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

“GACP” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (ii) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by MediaCo in good faith in consultation with the Term Agent.

“Guarantor” means collectively, each Subsidiary of MediaCo that becomes a party to a Guaranty Agreement, and “Guarantors” means any two or more of them.

“Guaranty Agreement” means a guaranty agreement after the Effective Date as required pursuant to Section 4.13 which shall be in form and substance satisfactory to the Term Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and of this Agreement.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (including earn-out obligations, but excluding trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 90 days after the date specified in clause (a) of the definition of Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Matters” has the meaning set forth in Section 8.6(a).

“Indemnitees” has the meaning set forth in Section 8.6(a).

“Initial Term Loan” has the meaning set forth in Section 1.1(a)(i).

“Initial Term Loan Commitment” means, with respect to a Term Lender, such Term Lender’s Pro Rata Percentage of the Initial Term Loan.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in intellectual property and industrial property arising under any Requirements of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names and Trade Secrets.

“Interest Payment Date” means the first Business Day of each calendar month, commencing with January 1, 2020.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrowers.

“Investments” has the meaning set forth in Section 5.4.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“Lending Office” means, with respect to any Term Lender, the office or offices of such Term Lender specified as its “Lending Office” from time to time in writing to the Borrower Representative and the Term Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions (including brokerage commissions, fees and other similar compensation), charges, disbursements and expenses (including, without limitation, (a) Attorney Costs, and (b) those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for any day in any calendar month, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the three-month “Libor Rate” as published in The Wall Street Journal on the date that is two (2) Business Days prior to the first day of such calendar month, or, if such rate is no longer published in The Wall Street Journal (or The Wall Street Journal ceases publication), as published by such other widely recognized provider of interest rate information as selected by the Term Agent in its reasonable discretion on the date that is two (2) Business Days prior to the first day of such calendar month. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Term Agent at which deposits of Dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to the Term Agent in the London interbank market for a three-month period for the applicable principal amount on such date of determination for the applicable calendar month. Notwithstanding the foregoing, in no event shall LIBOR be less than two percent (2.00%).

“Lien” means any mortgage, filing, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, at any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers on deposit in Control Accounts subject to a Control Agreement.

“Loan Documents” means this Agreement, the Guaranty Agreement, the Term Notes, the Fee Letter, the Collateral Documents, each Subordination Agreement, and all agreements, documents, instruments and certificates delivered from time to time to the Term Agent and/or any Term Lender in connection with any of the foregoing.

“Loan Parties” means the Borrowers and the Guarantors, and “Loan Party” means any of the foregoing.

“Make-Whole Amount” means, with respect to any Early Termination Fee Event that occurs on or prior to the first anniversary of the Original Closing Date, the greater of (a) three percent (3.00%) of the amount of the Term Loan so prepaid or required to be prepaid, as the case may be, and the (b) result of (i) all interest on the portion of the Term Loan prepaid or required to be prepaid that would otherwise have accrued within the twelve (12) month period following the Original Closing Date (calculated based on the per annum interest rate (including, for the avoidance of doubt, the Applicable Margin) applicable to the Term Loan on the date of such prepayment or required prepayment), minus (ii) actual cash payments of interest on such portion of the Term Loan paid by the Borrowers from the Original Closing Date through the date of such prepayment or required prepayment.

“Management Agreement” means that certain Management Agreement, dated as of November 25, 2019, by and between MediaCo and Emmis Operating Company, as in effect on November 25, 2019 and as amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes, or would reasonably be expected to result in or cause, a material adverse change in any of (a) the financial condition, business, income, assets, operations or Property of the Borrowers taken as a whole; (b) the ability of the Borrowers taken as a whole to perform their obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Term Agent, the Term Lenders and the other Secured Parties under any Loan Document.

“Material Contract” means (i) any contract or agreement of the Borrowers or their respective Subsidiaries set forth on Schedule 3.23 or any Material Indebtedness Agreement and (ii) any other (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Borrower or its Subsidiaries; (d) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (e) collective bargaining agreement; or (f) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (f) above, loss of which would reasonably be expected to cause a Material Adverse Effect.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of the Borrowers or any of their respective Subsidiaries equal to or in excess of the amount of $1,000,000.

“MediaCo” has the meaning specified in the preamble to this Agreement.

“MNPI” has the meaning set forth in Section 8.10(a).

“Moody’s” means Moody’s Investors Services Inc. and any other successor thereto.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate in favor of the Term Agent, for the benefit of the Secured Parties.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event or transaction, including (i) any cash received in respect of any non-cash proceeds (including, without limitation, the monetization of notes receivables), but only as and when received or (ii) in the case of an Event of Loss, insurance proceeds, proceeds of a condemnation award or other compensation payments, in each case net of (b) the sum of (v) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, advisory, banking, title and recording tax expenses and commissions) paid by any Borrower or a Subsidiary to third parties (other than Affiliates) in connection with such event, (w) in the case of a sale or other Disposition of an asset described in Section 1.6(b)(i), income taxes paid or reasonably estimated by the Borrowers (determined in good faith by a Responsible Officer of the Borrower Representative, on behalf of all the Borrowers) to be actually payable within one year of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (b)(y) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Proceeds, (x) in the case of a sale or other Disposition or Event of Loss described Sections 1.6(b)(i) or (ii), the amount of all payments required to be made by any Borrower on any Indebtedness by the terms thereof (other than the Obligations and any Subordinated Indebtedness) secured by such asset to the extent the Lien in favor of the holder of such Indebtedness is permitted by Section 5.1(d); provided that such payments made shall not exceed the lesser of the amount of cash proceeds received by such Borrower or the aggregate amount of such Indebtedness, (y) reserves in respect of purchase price adjustments and as otherwise required under GAAP, and (z) liabilities not assumed by the purchaser in connection with the Billboard Acquisition and the Emmis Radio Acquisition.

“Non-U.S. Lender Party” means each of each Term Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Obligations” means the Term Loan, any Incremental Term Loan and all other Indebtedness, advances (including, without limitation, any Protective Overadvances), debts, liabilities, obligations, fees, expenses, the Early Termination Fee, the Make-Whole Amount, covenants and duties owing by any Loan Party to any Term Lender, the Term Agent or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including, without limitation, the interest, fees, expenses and other amounts which accrue after the commencement of any proceeding under the Bankruptcy Code (or other debtor relief law) by or against any Loan Party or any Affiliates of any Loan Party and whether or not such amounts are allowed or allowable in whole or in part in any such proceeding); provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Rate Obligations with respect to such Loan Party.

“OFAC” has the meaning set forth in Section 3.27.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Taxes” has the meaning set forth in Section 9.1(c).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” any Acquisition after the Effective Date so long as:

(a)                such Acquisition shall be structured as (i) an asset acquisition by a Borrower, (ii) a merger of the applicable target with and into a Borrower, with such Borrower as the surviving entity in such merger, or (iii) an acquisition of all of the Stock of the applicable target by a Borrower;

(b)                the Stock or property or assets acquired in such acquisition relate to a line of business similar to the business of MediaCo or any of its Subsidiaries engaged in on the Effective Date or reasonably related, ancillary or complementary thereto;

(c)                within 30 days after (or such later date as may be agreed to by the Term Agent, in its sole discretion) the date of the consummation of such Acquisition, each applicable Loan Party and the acquired entity and its Subsidiaries shall have executed and delivered to the Term Agent, as applicable, all items in respect of the Stock or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 4.13;

(d)                in the case of an acquisition of the Stock of another Person, (A) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (B) the Stock acquired shall constitute all of the total Stock of the issuer thereof;

(e)                no Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such Acquisition;

(f)                 any Person or assets or division as acquired in accordance herewith shall have generated positive cash flow (on an aggregate basis) for the four (4) quarter period most recently ended prior to the date of such Acquisition; and

(g)                the Borrowers would be in compliance with the financial covenants under Section 5.22, measured as of the last day of the Applicable Reference Period at such time (but with Liquidity measured as of the date of, and immediately after giving effect to, such Acquisition) and determined on a pro forma basis as if such Acquisition had been incurred on the first day of such Applicable Reference Period.

“Permitted Indebtedness” has the meaning set forth in Section 5.5.

“Permitted Liens” has the meaning set forth in Section 5.1.

“Permitted Refinancing” means Indebtedness constituting a refinancing, renewal or extension of Indebtedness permitted under Sections 5.5(c) or 5.5(d) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, renewed or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, renewed or extended, (f) is otherwise on terms not less favorable (taken as a whole) to the Borrowers and their Subsidiaries than those of the Indebtedness being refinanced, renewed or extended, and (g) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment or liens to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Term Agent and the Term Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness; provided, however, that such Indebtedness shall not constitute a “Permitted Refinancing” if, at the time such Indebtedness is incurred, created or assumed, a Default or Event of Default has occurred and is continuing or would result therefrom.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prepayment Event” shall have the meaning specified in Section 1.6(b).

“Prime Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the greatest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Term Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Term Agent), (b) the sum of the Federal Funds Effective Rate on such day plus 0.50%, and (c) 2.00%. Any change in the Prime Rate due to a change in any of the rates referred to in the foregoing clauses (a) through (c) shall be effective from and including the effective date of such change. The Prime Rate is a reference rate and not necessarily the lowest interest rate at which any Term Lender may make loans or other extensions of credit to other customers.

“Pro Rata Percentage” means, as to any Term Lender, with respect to the Term Loan, the percentage equivalent of the principal amount of the Term Loan held by such Term Lender, divided by the aggregate principal amount of the Term Loan held by all Term Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Protective Overadvance” has the meaning set forth in Section 1.1(d).

“Radio Borrowing Base” means, as of any date of determination, the result of:

(a)       60% of the appraised value of the Emmis FCC Licenses based on the most recently delivered Acceptable Appraisal, less

(b)       Reserves.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including, without limitation, any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Borrower or any Subsidiary of any Borrower.

“Register” has the meaning set forth in Section 1.4(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions under Environmental Laws required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, as of any date of determination, Term Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loan then outstanding; provided that, if at such time, there are two (2) or more Term Lenders, then Required Lenders shall mean two (2) or more Term Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loan then outstanding (Term Lenders that are Affiliates of one another being considered one Term Lender for purposes of this proviso).

“Requirements of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means any of the following reserves which the Term Agent deems necessary, in its sole discretion, to maintain: (i) reserves in respect of non-appealable judgments, non-interlocutory orders, decrees or arbitration awards involving in the aggregate a liability of $200,000 or more, (ii) reserves in respect of fines, penalties or other sanctions from the FCC involving in the aggregate a liability of $200,000 or more, (iii) reserves in respect of unpaid payroll taxes and (iv) reserves in respect of all past due rent and other amounts owing by a Borrower to any landlord.

“Responsible Officer” means the chief executive officer, the chief financial officer, the treasurer, the president or any vice president of a Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information or certifications of Solvency, the chief financial officer or the treasurer of a Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payments” has the meaning set forth in Section 5.10.

“S&P” means Standard & Poor’s Ratings Services LLC and any successor thereto.

“Sale” has the meaning set forth in Section 8.9(b).

“Sanctioned Person” has the meaning set forth in Section 3.27.

“Sanctions” has the meaning set forth in Section 3.27.

“SDN List” has the meaning set forth in Section 3.27.

“Secured Party” means the Term Agent, each Term Lender, each other Indemnitee and each other holder of any Obligation.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to the Term Agent and the Loan Parties, made by the Loan Parties in favor of the Term Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time, together with each other security agreement executed and delivered by any other Loan Party in favor of the Term Agent, for the benefit of the Secured Parties.

“SG Broadcasting” means SG Broadcasting LLC, a Delaware limited liability company.

“SG Broadcasting Subordinated Note” means the Unsecured Convertible Promissory Note dated as of November 25, 2019, made by MediaCo to SG Broadcasting, in the original principal amount of $6,250,000.

“SG Broadcasting Subordinated Note Subordination Agreement” means the Shareholder Note Subordination Agreement, dated as of November 25, 2019, by and between SG Broadcasting and the Term Agent.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Term Lender to the Term Agent.

“Standard General Controlled Fund” means a fund for which Standard General L.P. is the investment manager (and in that capacity has voting and investment control of such fund).

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Creditor” means any Person that shall have entered into a Subordination Agreement with Term Agent, on behalf of the Secured Parties.

“Subordinated Indebtedness” means Indebtedness of any Borrower or any Subsidiary of any Borrower which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder in accordance with a Subordination Agreement, and having such other terms as are, in each case, satisfactory to the Term Agent.

“Subordinated Indebtedness Documents” means all documents evidencing Subordinated Indebtedness, including, without limitation, each subordinated promissory note or agreement issued by a Borrower to a Subordinated Creditor, and each other promissory note, instrument and agreement executed in connection therewith, all on terms and conditions reasonably acceptable to the Term Agent.

“Subordination Agreement” means, collectively (a) the Emmis Radio Seller Note Subordination Agreement, (b) the SG Broadcasting Note Subordination Agreement and (c) each other subordination agreement by and among the Term Agent, the applicable Borrowers, the applicable Subsidiaries of the Borrowers and the applicable Subordinated Creditor, each in form and substance reasonably satisfactory to the Term Agent and each evidencing and setting forth the senior priority of the Obligations over such Subordinated Indebtedness, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a “Subsidiary” or “Subsidiaries” of a Borrower.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning set forth in Section 3.10.

“Taxes” has the meaning set forth in Section 9.1(a).

“Term Agent” means GACP in its capacity as administrative agent and collateral agent for the Term Lenders hereunder, and any successor agent hereunder.

“Term Lender” has the meaning set forth in the preamble to this Agreement.

“Term Loan” means, collectively, the Initial Term Loan and the Additional Term Loan.

“Term Loan Commitments” means, collectively, the Initial Term Loan Commitments and the Additional Term Loan Commitments. The initial amount of each Term Lender’s aggregate Term Loan Commitment is set forth in Schedule 1.1 or in the Assignment pursuant to which such Term Lender assumed its Term Loan Commitment. As of the Effective Date, the aggregate Term Loan Commitments are $73,444,646.74.

“Term Note” means a promissory note of the Borrowers payable to a Term Lender in substantially the form of Exhibit 10.1(b) hereto, evidencing Indebtedness of the Borrowers under the portion of the Term Loan owing to such Term Lender.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the earliest to occur of (a) November 25, 2024, and (b) the date on which the maturity of the Term Loan is accelerated or deemed accelerated.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“UFCA” has the meaning set forth in Section 8.22(d).

“UFTA” has the meaning set forth in Section 8.22(d).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means Capital Expenditures to the extent not financed with the proceeds of equity issuances, capital contributions or Indebtedness (other than Indebtedness under any revolving credit facility).

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of each Term Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Schedule.

10.2           Other Interpretive Provisions.

(a)               Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)               The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)               Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The terms “include”, “includes” and “including” are not limiting and shall be deemed to be following by the phrase “without limitation.” The term “Person” shall be construed to include such Person’s successors and assigns.

(d)               Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)                Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)                 Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g)                Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(h)                Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

10.3           Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrowers shall be given effect for purposes of measuring compliance with any provision of Article V unless the Borrowers and the Term Agent agree to modify such provisions to reflect such changes in GAAP (and the Borrowers and the Term Agent agree to negotiate in good faith with respect thereto) and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding anything other provision contained herein, to the extent any change, adjustment, reversal or the like that would result in any obligation that, under GAAP as in effect on the date hereof would not be classified and accounted for as a Capital Lease, becoming classified and accounted for as a Capital Lease, such change shall be disregarded for purposes of determining “GAAP” under this Agreement. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary of any Borrower at “fair value.”

10.4           Payments. The Term Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Borrower. Any such determination or redetermination by the Term Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Borrower and no other currency conversion shall change or release any obligation of any Borrower or of any Secured Party (other than the Term Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Term Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

10.5           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.

10.6           Amendment and Restatement. The Borrowers, the Term Lenders and the Term Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 2.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Loan Documents as in effect prior to the date hereof or the Indebtedness created thereunder. All “Term Loans” made and “Obligations” incurred under (and defined in) the Existing Credit Agreement which are outstanding on the Effective Date shall constitute Term Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Loan Documents. The commitment of each Bank that is a party to the Existing Credit Agreement shall, on the date hereof, automatically be deemed amended and the only commitments shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Loan Agreement” and the “Loan Documents” shall be deemed to refer to this Agreement and the Loan Documents and (b) all obligations constituting “Obligations” under the Existing Credit Agreement with any Term Lender or any Affiliate of any Term Lender which are outstanding on the date hereof shall continue as Obligations under this Agreement and the other Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized Responsible Officers as of the day and year first above written.

BORROWERS:

MEDIACO HOLDING INC., as the Borrower Representative and a Borrower

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

MEDIACO WQHT LICENSE LLC, as a Borrower

By:	MEDIACO HOLDING INC.,
its sole member and manager

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

MEDIACO WBLS LICENSE LLC, as a Borrower

By:	MEDIACO HOLDING INC.,
its sole member and manager

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Amended and Restated Term Loan Agreement]

FMG KENTUCKY, LLC, as a Borrower

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

FMG VALDOSTA, LLC, as a Borrower

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Amended and Restated Term Loan Agreement]

GACP FINANCE CO., LLC, as Term Agent

By:	/s/ John Ahn
	Name:	John Ahn
	Title:	Chief Executive Officer

GACP II, L.P., as a Term Lender

By:	/s/ John Ahn
	Name:	John Ahn
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Term Loan Agreement]

HAMNI BANK, as a Term Lender

By:	/s/ Jay Kim
	Name:	Jay Kim
	Title:	EVP & Regional Chief Banking Officer

[Signature Page to Amended and Restated Term Loan Agreement]